Exhibit 4.1

CREDIT AGREEMENT

dated as of June 24, 2003

among

TECO ENERGY, INC.,

a Florida corporation

(Borrower)

and

BAYERISCHE HYPO- UND VEREINSBANK AG,

NEW YORK BRANCH

(Administrative Agent and Co-Lead Arranger)

and

DEXIA CREDIT LOCAL, NEW YORK AGENCY

(Co-Lead Arranger and Syndication Agent)

and

BMO NESBITT BURNS FINANCING, INC.

(Arranger)

and

ROYAL BANK OF CANADA

(Arranger)

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1	Definitions.	1
1.2	Rules of Interpretation.	1

ARTICLE II. THE TERM LOAN		1

2.1	Term Loan	1
2.2	Interest Provisions	2
2.3	Conversion of Loan Type	4
2.4	Loan Principal Payment	5
2.5	Promissory Notes	5
2.6	Prepayments	6
2.7	Fees	6
2.8	Other Payment Terms	6
2.9	Pro Rata Treatment	10
2.10	Change of Circumstances	10
2.11	Funding Losses	12
2.12	Alternate Office, Minimization of Costs	13

ARTICLE III. CONDITIONS PRECEDENT		14

3.1	Conditions to the Closing Date	14
3.2	Conditions to the Loan Commitment and Loan	15

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		16

4.1	Corporate Existence and Business	16
4.2	Power and Authorization; Enforceable Obligations	17
4.3	No Legal Bar	17
4.4	No Proceeding, Litigation or Investigation	17
4.5	Governmental Approvals	17
4.6	Financial Statements	18
4.7	True and Complete Disclosure	18
4.8	Investment Company Act; PUHCA	18
4.9	Compliance with Law	18
4.10	ERISA	18
4.11	Solvency	19
4.12	Filings; Collateral	19
4.13	Margin Stock	19

ARTICLE V. COVENANTS OF BORROWER		19

5.1	Existence	19
5.2	Consents, Legal Compliance	19
5.3	Prohibition of Certain Transfers	20
5.4	Payment and Performance of Material Obligations	21
5.5	Taxes	21
5.6	Maintenance of Property, Insurance	21
5.7	Compliance with Laws, Etc.	22
5.8	No Change in Business	22
5.9	Financial Statements	22
5.10	Notices	23
5.11	Other Reports	23
5.12	Performance of Obligations	24

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5.13	Financial Covenants	24
5.14	Indemnification	24
5.15	Further Assurances	26
5.16	Federal Regulations	27

ARTICLE VI. EVENTS OF DEFAULT; REMEDIES		27

6.1	Events of Default	27
6.2	Remedies	29

ARTICLE VII. ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.		30

7.1	Appointment, Powers and Immunities	30
7.2	Reliance	31
7.3	Non-Reliance	31
7.4	Defaults	31
7.5	Indemnification	32
7.6	Successor Administrative Agent	32
7.7	Authorization	33
7.8	Administrative Agent’s Other Roles	33
7.9	Amendments; Waivers	33
7.10	Withholding Tax	34
7.11	General Provisions as to Payments	34
7.12	Substitution of Lender	34
7.13	Participations	35
7.14	Transfer of Loans and Notes	35
7.15	Laws	36
7.16	Assignability as Collateral	36

ARTICLE VIII. MISCELLANEOUS		36

8.1	Addresses	36
8.2	Additional Security; Right to Set-Off	37
8.3	Delay and Waiver	38
8.4	Costs, Expenses and Attorneys’ Fees	38
8.5	Entire Agreement	38
8.6	Governing Law	39
8.7	Severability	39
8.8	Headings	39
8.9	Accounting Terms	39
8.10	No Partnership, Etc.	39
8.11	Limitation on Liability	39
8.12	Waiver of Jury Trial	39
8.13	Consent to Jurisdiction	40
8.14	Knowledge and Attribution	40
8.15	Successors and Assigns	40
8.16	Counterparts	40

ii

INDEX OF SCHEDULES AND EXHIBITS

Schedule 1	Lenders, Lending Offices and Proportionate Shares

Schedule 5.3	Exceptions to Prohibition on Liens

Exhibit A	Definitions and Rules of Interpretation

Exhibit B	Form of Note

Exhibit C-1	Form of Notice of Borrowing
Exhibit C-2	Form of Notice of Conversion of Loan Type
Exhibit C-3	Form of Confirmation of Interest Period Selection

Exhibit D	Form of Borrower’s Closing Certificate

Exhibit E	Form of Pledge Agreement

Exhibit F	Form of TPS Guaranty

iii

This CREDIT AGREEMENT (this “Agreement”), dated as of June 24, 2003, is entered into among TECO ENERGY, INC., a Florida corporation (“Borrower”), BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, “Administrative Agent”), and the financial institutions listed on Schedule 1 or who later become a party hereto (the “Lenders”).

RECITALS

A. Borrower desires to obtain financing for a portion of the purchase price for the aggregate 50% interest of Panda GS V, LLC and Panda GS VI, LLC in TECO-Panda Generating Company, L.P. (“TPGC”). In connection therewith, the Borrower has requested that the Lenders provide such financing to Borrower.

B. The Lenders are willing to provide to Borrower up to a $37,500,000 secured term loan upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements herein and in the other Credit Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions.

Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits shall have the meanings given in Exhibit A.

1.2 Rules of Interpretation.

Except as otherwise expressly provided, the Rules of Interpretation set forth in Exhibit A shall apply to this Agreement and the other Credit Documents.

ARTICLE II.

THE TERM LOAN

2.1 Term Loan.

2.1.1 Loan Commitment. Subject to the terms and conditions set forth in this Agreement, on the date specified in the Notice of Borrowing and notified to each Lender pursuant to Section 2.1.3(a), each Lender severally agrees to lend to Borrower such Lender’s Proportionate Share of an aggregate term loan of up to $37,500,000 (the “Loan”). Until the conditions set forth in Section 3.2 are satisfied, the foregoing commitment shall have no force or effect. If the Loan is not made prior to July 31, 2003, the commitment set forth in this Section 2.1.1(a) shall expire and the Lenders shall not be obligated to make the Loan.

2.1.2 Notice of Borrowing. Borrower shall request the Loan by delivering to Administrative Agent an irrevocable written notice in the form of Exhibit C-l, appropriately completed (a “Notice of Borrowing”), not less than three days prior to Borrower’s desired funding date (or, if the Loan will be solely Base Rate Loans, not later than the day prior to such funding date) which specifies:

(a) The principal portion of the Loan which will bear interest as provided in (i) Section 2.1.2(a) (individually, a “Base Rate Loan”) and (ii) Section 2.1.2(b) (individually, a “LIBOR Loan”);

(b) The amount of the Loan;

(c) The date of the Loan, which shall be a Banking Day no later than July 31, 2003; and

(d) The account(s) to which the proceeds of the Loan are to be deposited.

2.1.3 Loan Funding.

(a) Notice. Administrative Agent shall promptly notify each Lender of the contents of the Notice of Borrowing.

(b) Pro Rata Loans. The Loan shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares.

(c) Lender Funding. Each Lender shall, on the date of the Loan, before 12:00 noon in the case of LIBOR Loans and 2:00 p.m. in the case of Base Rate Loans, in each case, make available to Administrative Agent at its office specified in Section 8.1, in same day funds, such Lender’s Proportionate Share of the Loan. The failure of any Lender to make its Proportionate Share of the Loan shall not relieve any other Lender of its obligation hereunder to make its Proportionate Share of the Loan. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender.

(d) Loan Funding. No later than 2:00 p.m. in the case of LIBOR Loans and 3:00 p.m. in the case of Base Rate Loans, on the date specified in the Notice of Borrowing, if the applicable conditions precedent listed in Article III have been satisfied or waived and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Loan requested in such Notice of Borrowing in Dollars and in immediately available funds, at Administrative Agent’s New York Branch, and shall transfer such funds to the bank account(s) specified by Borrower in the Notice of Borrowing.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan solely toward acquisition of the Purchased Interests, including transaction costs in connection therewith.

2.2 Interest Provisions.

2.2.1 Interest Rates. Borrower shall pay interest on the unpaid principal amount of the Loan from the date of the Loan until the Maturity Date (or until the prepayment by Borrower to the Administrative Agent of the full principal amount and all applicable interest, fees and other payments under this Agreement) at one of the following rates:

(a) During such periods as the Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin, such rate to change from time to time as the Base Rate shall change; and

(b) During such periods as the Loan is a LIBOR Loan, at a rate per annum during each Interest Period equal to the LIBOR Rate for such Interest Period plus the Applicable Margin.

2.2.2 Type of Loan. Unless otherwise specified by Borrower in a Notice of Conversion of Loan Type and except as otherwise provided for herein, the Loan shall be a Base Rate Loan. Borrower shall not request, and the Lenders shall not be obligated to make, LIBOR Loans at any time an Inchoate Default or Event of Default exists. If an Event of Default exists at the end of an Interest Period, any LIBOR Loan shall automatically convert to a Base Rate Loan at such time.

2.2.3 Interest Payment Dates. Borrower shall pay accrued interest on the unpaid principal amount of the Loan (a) when it is a Base Rate Loan, on the last Banking Day of each calendar quarter, (b) when it is a LIBOR Loan, on the last day of each Interest Period related to the LIBOR Loan and, with respect to Interest Periods longer than three months, the last Banking Day of each calendar quarter, and (c) in all cases, upon prepayment (to the extent thereof and including any optional prepayments), upon conversion from one Type of Loan to another Type and at maturity (whether by acceleration or otherwise).

2.2.4 Interest Periods.

(a) The Interest Period selected by Borrower during a period in which the Loan is a LIBOR Loan shall be one, two, three or six months or such other period as close to six months as is practicable to enable Borrower to comply with clause (i) of the next sentence. Notwithstanding anything to the contrary in the previous sentence, (i) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day, (ii) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the next calendar month, and (iii) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

(b) Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of interest rates in effect at such time for given Interest Periods and Administrative Agent shall promptly provide such quotation. Borrower may select an Interest Period telephonically, which selection shall be irrevocable on and after commencement of the applicable Minimum Notice Period. Borrower shall confirm such telephonic notice to Administrative Agent by telecopy on the day such notice is given (in substantially the form of Exhibit C-3, a “Confirmation of Interest Period Selection”) and Administrative Agent shall promptly forward the same to the Lenders. Borrower shall promptly deliver to Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by telecopy. If Borrower fails to notify Administrative Agent of the next Interest Period while the Loan is a LIBOR Loan in accordance with this Section 2.2.4(b), the Loan shall automatically convert to a Base Rate Loan on the last day of the current Interest Period. Administrative Agent shall as soon as practicable (and, in any case, within two Banking Days after delivery of the Confirmation of Interest Period Selection by telecopy as provided above) notify Borrower of the determination of the interest rate applicable to the Loan.

2.2.5 Interest Account and Interest Computations. Borrower authorizes Administrative Agent to record in an account or accounts maintained by Administrative Agent on its books (a) the interest rate applicable to the Loan and the effective dates of all changes thereto, (b) the Interest Period for the Loan while it is a LIBOR Loan, (c) the date and amount of each principal and interest payment on the Loan, and (d) such other information as Administrative Agent may determine is necessary for the computation of interest payable by Borrower hereunder. Borrower agrees that all computations by Administrative Agent of interest shall be conclusive in the absence of demonstrable error. All computations of interest on the Loan while it is a Base Rate Loan shall be based upon a year of 365 or 366 days and the actual days elapsed since the last interest payment date, and shall be adjusted in accordance with any changes in the Base Rate to take effect on the beginning of the day of such change in the Base Rate. All computations of interest on the Loan while it is a LIBOR Loan shall be based upon a year of 360 days and the actual days elapsed.

2.3 Conversion of Loan Type. Borrower may convert the Loan from one Type of Loan to another Type; provided, however, that conversion of the Loan from a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the first day after the last day of an Interest Period for such LIBOR Loan. Borrower shall request such a conversion by a written notice to Administrative Agent in the form of Exhibit C-2, appropriately completed (a “Notice of Conversion of Loan Type”), which specifies:

(a) The Type into which the Loan is to be converted;

(b) If the Loan is to be converted into a LIBOR Loan, the initial Interest Period selected by Borrower for the Loan in accordance with Section 2.2.4(b); and

(c) The date of the requested conversion, which shall be a Banking Day.

Borrower shall give each Notice of Conversion of Loan Type to Administrative Agent so as to provide at least the applicable Minimum Notice Period. Any Notice of Conversion of Loan Type may be modified or revoked by Borrower before the commencement of the Minimum Notice Period, and shall thereafter be irrevocable. Each Notice of Conversion of Loan Type shall be delivered by first-class mail or telecopy to Administrative Agent at the office or to the telecopy number and as otherwise specified in Section 8.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Conversion of Loan Type initially delivered by telecopy. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

2.4 Loan Principal Payment.

2.4.1 Normal Amortization. Borrower shall repay to Administrative Agent, for the account of the Lenders, the principal of the Loan on or prior to the following dates in the following aggregate principal amounts, in each case together with all interest accrued on the repaid amount, and all fees and costs due and payable on such date.

Date	Repayment Amount
January 5, 2004	$12,000,000
Maturity Date	$25,500,000 or, if different, remaining principal balance of Loan

2.4.2 Accelerated Amortization. Notwithstanding the provisions of Section 2.4.1, in the event that at any time Borrower’s long term senior unsecured non credit enhanced debt is rated less than BBB- by S&P or Baa3 by Moody’s, then Borrower shall repay to Administrative Agent, for the account of the Lenders, the principal of the Loan on or prior to the following dates in the following aggregate principal amounts, in each case together with all interest accrued on the repaid amount, and all fees and costs due and payable on such date. For the avoidance of doubt, in the event that such rating is thereafter increased to at least BBB- by S&P and Baa3 by Moody’s, then the amortization schedule shall revert to that shown in Section 2.4.1 (without effect on any principal amounts already paid).

Date	Repayment Amount
January 5, 2004	$20,000,000
March 31, 2004	$10,000,000
Maturity Date	$ 7,500,000 or, if different, remaining principal balance of Loan

2.4.3 Return of Notes. From and after the Maturity Date, upon payment in full of the principal amount of the Loan, and of all accrued and unpaid interest thereon and all other amounts owed by Borrower to Administrative Agent or the Lenders hereunder and under the other Credit Documents, the Lenders shall promptly mark any Notes cancelled and return such cancelled Notes to Borrower.

2.5 Promissory Notes. The obligation of Borrower to repay the Loan made by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by Notes in the form of Exhibit B (each, a “Note”), each payable to the order of such Lender and in the principal amount of such Lender’s Loan. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note or Notes, and/or in the Lender’s internal records, the date and amount of the Loan made by such Lender, and each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note or Notes continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations shall affect the validity of Borrower’s obligation to repay the full unpaid principal amount of the Loan or the duties of Borrower hereunder or thereunder.

2.6 Prepayments.

2.6.1 Terms of all Prepayments. Upon the prepayment of the Loan, Borrower shall pay to Administrative Agent for the account of the Lender which made the Loan (a) all accrued interest to the date of such prepayment on the amount prepaid and (b) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment (pursuant to the terms of Section 2.11). All repayments and prepayments permanently reduce the principal amount of the Loan and may not be re-drawn hereunder.

2.6.2 Optional Prepayments. Subject to Section 2.6.1, Borrower may, at its option and without penalty, upon three Banking Days’ notice to Administrative Agent, prepay the Loan in whole or in part in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a prepayment of the entire Loan).

2.7 Fees.

2.7.1 Up-Front Fee. On the Closing Date, Borrower shall pay to Administrative Agent, for the benefit of the Lenders pro rata in accordance with their respective Proportionate Shares, an up-front fee of $281,250.

2.7.2 Annual Agency Fee. On the Closing Date and each anniversary thereof, Borrower shall pay to Administrative Agent solely for the account of Administrative Agent, a nonrefundable agency fee in an amount set forth in the letter agreement between Borrower and Administrative Agent, dated the date hereof.

2.8 Other Payment Terms.

2.8.1 Place and Manner. Borrower shall make all payments due to each Lender hereunder to Administrative Agent, for the account of such Lender, to Bayerische Hypo- Und Vereinsbank AG, New York Branch, ABA No. 026 008 808, Account No. 594 004685 4055 08, in lawful money of the United States and in immediately available funds not later than 12:00 noon, on the date on which such payment is due. Any payment received after such time on any day shall be deemed received on the Banking Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur on the day such payment is received if received by 12:00 noon, otherwise on the next Banking Day.

2.8.2 Date. Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

2.8.3 Late Payments; Default Rate. If any amounts required to be paid by Borrower under this Agreement or the other Credit Documents (including principal or interest payable on the Loan, and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such overdue amounts are due, Borrower shall pay interest (including following any Bankruptcy Event with respect to Borrower) on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate. During the existence of any Default or Event of Default, Borrower shall pay interest on all Loans at the Default Rate. To the extent any Loans remain unpaid after the Maturity Date, the applicable Default Rate on such Loans shall increase by 1% per month for each month that such Loans remain unpaid.

2.8.4 Net of Taxes, Etc.

(a) Taxes. Subject to each Lender’s compliance with Section 2.8.7, any and all payments to or for the benefit of Administrative Agent or any Lender by Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding income and franchise taxes, which include taxes imposed on or measured by the net income, net profits or capital of Administrative Agent or such Lender by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between such Lender and such jurisdiction or political subdivision, unless such connection results solely from such Lender’s executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any Note) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”), shall be equal to the amounts otherwise specified to be paid under this Agreement and the other Credit Documents. If Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8.4), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (not including income or franchise taxes) that arise under the laws of the United States of America, the State of New York or the State of Florida from any payment made hereunder or under any other Credit Document or from the execution or delivery or otherwise with respect to this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(b) Indemnity. Borrower shall indemnify each Lender for and hold it harmless against the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.8.4) paid by any Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify any Lender for any penalties, interest or expenses relating to Taxes or Other Taxes arising from such Lender’s gross negligence or willful misconduct. Each Lender agrees to give notice to Borrower of the assertion of any claim against such Lender relating to such Taxes or Other Taxes as promptly as is practicable after being notified of such assertion, and in no event later than 90 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided that any Lender’s failure to notify Borrower of such assertion within such 90-day period shall not relieve Borrower of its obligation under this Section 2.8.4 with respect to Taxes or Other Taxes, penalties, interest or expenses arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.8.4 with respect to Taxes and Other Taxes, penalties, interest or expenses accruing between the end of such period and such time as Borrower receives notice from such Lender as provided herein. Payments by Borrower pursuant to this indemnification shall be made within 30 days from the date such Lender makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

(c) Notice. Within 30 days after the date of any payment of Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 8.1, the original or a certified copy of a receipt evidencing payment thereof or if such receipt is not obtainable, other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent. Borrower shall compensate each Lender for all reasonable losses and expenses sustained by such Lender as a result of any failure by Borrower to so furnish such copy of such receipt.

(d) Conduits. Notwithstanding anything to the contrary contained in this Section 2.8.4, if a Lender is a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the Treasury Regulations issued thereunder) then with respect to any payments made by Borrower under this Agreement or under any Note, Borrower shall not be obligated to pay additional amounts to such Lender pursuant to this Section 2.8.4 to the extent that the amount of United States Taxes exceeds the amount that would have otherwise been payable if such Lender were not a conduit entity participating in a conduit financing arrangement.

(e) Survival of Credit Agreement Obligations. The obligations of Borrower under this Section 2.8.4 shall survive the termination of this Agreement and the repayment of the Obligations.

2.8.5 Application of Payments. Payments made under this Agreement or the other Credit Documents shall (a) first be applied to any fees, costs, charges or expenses due and payable to Administrative Agent and the Lenders hereunder or under the other Credit Documents, (b) next to any accrued but unpaid interest then due and owing, and (c) then to outstanding principal then due and payable or otherwise to be prepaid.

2.8.6 Failure to Pay Administrative Agent. Unless Administrative Agent shall have received notice from Borrower at least two Banking Days prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the Federal Funds Rate for the first five days after such date, and subsequent thereto at the Base Rate. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.8.6 shall be conclusive in the absence of demonstrable error.

2.8.7 Withholding Exemption Certificates. Administrative Agent on the Closing Date and each Lender upon becoming a Lender hereunder including any entity to which any Lender grants a participation or otherwise transfers its interest in this Agreement agrees that it will deliver to Administrative Agent and Borrower either (a) a statement that it is formed under the laws of the United States of America or a state thereof, or (b) if it is not so incorporated, two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender which delivers to Borrower and Administrative Agent a Form W-8ECI or W-8BEN pursuant to the preceding sentence further undertakes to deliver to Borrower and Administrative Agent further copies of the said letter and Form W-8ECI or W-8BEN, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent letter and forms previously delivered by it to Borrower, and such extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8ECI or W-8BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any change in any treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would reasonably prevent a Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of Form W-8ECI or W-8BEN, establishing an exemption from United States backup withholding tax. Borrower shall not be obligated, however, to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.8.4(a) (or make an indemnification payment pursuant to Section 2.8.4(b)) to any Lender (including any entity to which any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender to comply with its obligations under this Section 2.8.7.

2.9 Pro Rata Treatment.

2.9.1 Funding, Payments and Prepayments, Etc. Except as otherwise provided herein, (a) the funding of the Loan shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares, and (b) each payment of principal and interest on the Loan shall be made or shared among the Lenders holding the Loan, pro rata according to their respective Proportionate Shares.

2.9.2 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) hereunder in excess of its ratable share of payments in accordance with Section 2.9.1, such Lender shall forthwith purchase from the other Lenders such participations in the Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (a) the amount of such other Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.9.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

2.10 Change of Circumstances.

2.10.1 Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loans, (a) Administrative Agent determines that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (b) Lenders holding aggregate Proportionate Shares of 33- 1/3% or more shall advise Administrative Agent that (i) the rates of interest for such LIBOR Loan do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loan, or (ii) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain its LIBOR Loan, Administrative Agent shall immediately give notice of such condition to Borrower. After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the conversion to, and the Lenders’ obligations to convert the Loan to, a LIBOR Loan shall be suspended. If the Loan is a LIBOR Loan at the commencement of any suspension, it shall be converted at the end of the then current Interest Period for the Loan into a Base Rate Loan, unless such suspension has then ended.

2.10.2 Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Borrower with any request or directive (whether or not having the force of law, but if not having the force of law, being of the type with which a Lender customarily complies) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain a LIBOR Loan, such Lender shall immediately notify Administrative Agent and Borrower of such Change of Law. Upon receipt of such notice, (a) Borrower’s right to request the conversion to, and the Lenders’ obligations to make or convert the Loan to, a LIBOR Loan shall be suspended for so long as such condition shall exist, and (b) Borrower shall, at the request of such Lender, either (i) pursuant to Section 2.3, convert any then outstanding LIBOR Loan into a Base Rate Loan at the end of the current Interest Period for the Loan, or (ii) immediately repay or convert (at Borrower’s option) the LIBOR Loan into a Base Rate Loan if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain the Loan as a LIBOR Loan. Any conversion or prepayment of a LIBOR Loan made pursuant to the preceding sentence prior to the last day of an Interest Period for the Loan shall be deemed a prepayment thereof for purposes of Section 2.11.

2.10.3 Increased Costs. If, after the date of this Agreement, any Change of Law:

(a) Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or shall change the basis of taxation of payments by Borrower to any Lender on such a Loan (except for Taxes, Other Taxes or changes in the rate of taxation on the overall net income of any Lender); or

(b) Shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the applicable interest rate through the definition of “Reserve Requirement”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by, any Lender for any LIBOR Loan; or

(c) Shall impose on any Lender any other condition directly related to any LIBOR Loan;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in or maintaining any such LIBOR Loan or to reduce any amount receivable by such Lender hereunder; then Borrower shall from time to time, within 30 days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender to Borrower, shall, in the absence of demonstrable error, be conclusive and binding on Borrower for purposes of this Agreement.

2.10.4 Capital Requirements. If any Lender determines that (a) any Change of Law after the date of this Agreement increases the amount of capital required or expected to be maintained by such Lender, or the Lending Office of such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”), and (b) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loan or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), Borrower shall pay to Administrative Agent on behalf of such Lender or such Person, within 30 days after demand of Administrative Agent on behalf of such Lender or such Person, such amounts as such Lender or such Person shall reasonably determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate of such Lender or such Person, setting forth in reasonable detail the computation of any such increased costs, delivered to Borrower by Administrative Agent on behalf of such Lender or such Person shall, in the absence of demonstrable error, be conclusive and binding on Borrower for purposes of this Agreement.

2.10.5 Notice; Participating Lenders’ Rights. Each Lender shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.10, as promptly as practicable, and in no event later than 180 days after the principal officer of such Lender responsible for administering this Agreement obtained knowledge thereof; provided, however, that the failure to give Borrower notice within such 180-day period and to make such determination during such periods shall not relieve Borrower of the obligation under this Section 2.10 with respect to any claim arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.10 with respect to the time between the end of such period and such time as Borrower receives notice from such Lender as provided herein. No Person purchasing from a Lender a participation in the Loan (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.10.3 or Section 2.10.4 which would be in excess of the applicable proportionate amount (based on the portion of the Loan in which such Person is participating) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Loan.

2.11 Funding Losses. If Borrower shall (a) repay or prepay any LIBOR Loan on any day other than the last day of an Interest Period for the Loan, (b) fail to convert the Loan from a Base Rate Loan into a LIBOR Loan, as applicable, in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (c) fail to continue a LIBOR Loan in accordance with a Confirmation of Interest Period Selection after such notice of confirmation has become irrevocable, or (d) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, Borrower shall, within 30 days after demand by any Lender, reimburse such Lender for all reasonable costs and losses incurred by such Lender (“Liquidation Costs”) due to such payment, prepayment or failure. Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund the LIBOR Loan (other than non receipt of the Applicable Margin). Each Lender demanding payment under this Section 2.11 shall deliver to Borrower a certificate setting forth in reasonable detail the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of demonstrable error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.

2.12 Alternate Office, Minimization of Costs.

2.12.1 Minimization of Costs. To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its LIBOR Loans and otherwise take any reasonable actions to reduce any liability of Borrower to any Lender under Sections 2.8.4, 2.10.3, 2.10.4 or 2.11, or to avoid the unavailability of any Type of Loan under Section 2.10.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in its sole discretion, does not determine that such designation is disadvantageous to such Lender.

2.12.2 Replacement Rights. If and with respect to each occasion that a Lender either makes a demand for compensation pursuant to Section 2.8.4, 2.10.3 or 2.10.4 or is unable for a period of three consecutive months to fund LIBOR Loans pursuant to Section 2.10.2, or wrongfully fails to fund the Loan, Borrower may, upon at least five Banking Days’ prior irrevocable written notice to each of such Lenders and Administrative Agent, in whole permanently replace the Loan of such Lender; provided that Borrower shall replace such Loan with the Loan of a lender reasonably satisfactory to Administrative Agent. Such replacement Lender shall upon the effective date of replacement purchase the Obligations owed to such replaced Lender for the aggregate amount thereof and shall thereupon and for all purposes become a “Lender” hereunder. Such notice from Borrower shall specify an effective date for the replacement of such Lender’s Loan, which date shall not be later than the 14th day after the day such notice is given. On the effective date of any replacement of a Lender’s Loan and Obligations pursuant to this Section 2.12.2, Borrower shall pay to Administrative Agent for the account of such Lender (a) any fees due to such Lender to the date of such replacement, (b) the principal of and accrued interest on the principal amount of the outstanding Loan held by such Lender to the date of such replacement (such amount to be represented by the purchase of the Obligations of such replaced Lender by the replacing Lender and not as a prepayment of such Loan), and (c) the amount or amounts due to such Lender pursuant to each of Sections 2.8.4, 2.10.3 or 2.10.4, as applicable, and any other amount then payable hereunder to such Lender. In addition, if the replacement Lender was not previously a “Lender” hereunder, Borrower shall pay to Administrative Agent an administrative fee of $3,500. Borrower will remain liable to such replaced Lender for any Liquidation Costs that such Lender may sustain or incur as a consequence of the purchase of such Lender’s Loan (unless such Lender has defaulted on its obligation to fund the Loan hereunder). Upon the effective date of the purchase of any Lender’s Loan pursuant to this Section 2.12.2, such Lender shall cease to be a Lender hereunder. No such purchase of such Lender’s Loan pursuant to this Section 2.12.2 shall affect (i) any liability or obligation of Borrower or any other Lender to such terminated Lender, or any liability or obligation of such terminated Lender to Borrower or any other Lender, which accrued on or prior to the date of such purchase, or (ii) such terminated Lender’s rights hereunder in respect of any such liability or obligation.

2.12.3 Alternate Office. Any Lender may designate a Lending Office other than that set forth on Schedule 1 and may assign all of its interests under the Credit Documents, and its Notes, to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Sections 2.8.4, 2.10.3 or 2.10.4, or make an interest rate option unavailable pursuant to Section 2.10.2.

ARTICLE III.

CONDITIONS PRECEDENT

3.1 Conditions to the Closing Date. The obligation of the Lenders to execute this Agreement is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent with the consent of the Lenders):

3.1.1 Credit Documents. Delivery to Administrative Agent of executed originals of each Credit Document other than the Notes and the Collateral Documents, all of which shall be in form and substance satisfactory to the Lenders, and shall have been duly authorized, executed and delivered by the parties thereto.

3.1.2 Resolutions. Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of Borrower and each Subsidiary Guarantor in form and substance reasonably satisfactory to the Lenders and certified by the appropriate officers of Borrower and each Subsidiary Guarantor as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and any instruments or agreements required hereunder or thereunder to which such entity is a party.

3.1.3 Incumbency. Delivery to Administrative Agent of a certificate in form and substance reasonably satisfactory to the Lenders, from Borrower and each Subsidiary Guarantor signed by the appropriate authorized officer and dated the Closing Date, as to the incumbency of the natural persons authorized to execute and deliver this Agreement and the other Credit Documents and any instruments or agreements required hereunder or thereunder to which Borrower and each Subsidiary Guarantor is a party.

3.1.4 Organizational Documents. Delivery to Administrative Agent of (a) a copy of Borrower’s certificate of incorporation, certified by the Florida Secretary of State and the secretary or an assistant secretary of Borrower as being true, current and complete on the Closing Date, and any related agreements or certificates filed in accordance with applicable state law and (b) certified copies of the organizational documents of each Subsidiary Guarantor and of TPGC.

3.1.5 Good Standing. Delivery to Administrative Agent of certificates issued by the secretary of state of the state of formation of Borrower and each Subsidiary Guarantor, certifying good standing and payment of all taxes due to such state.

3.1.6 Legal Opinions. Delivery to Administrative Agent of legal opinions of counsel to Borrower and the Subsidiary Guarantors, each in form and substance reasonably satisfactory to the Lenders, relating to this Agreement.

3.1.7 Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV and each other Credit Document shall be true and correct in all material respects.

3.1.8 Financial Statements. Administrative Agent shall have received the most recent annual audited financial statements or Form 10-K from Borrower and, to the extent obtainable, the most recent quarterly financial statements or Form 10-Q of Borrower, with certificates from the appropriate Responsible Officer thereof, stating that no material adverse change in the consolidated assets, liabilities, operations or financial condition of Borrower has occurred from those set forth in the most recent financial statements or the balance sheet, as the case may be, so provided to Administrative Agent.

3.1.9 No Defaults. No Event of Default or Inchoate Default shall have occurred and is continuing or will result from the execution of this Agreement or any other Credit Document.

3.1.10 Certificate of Borrower. Administrative Agent shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit D.

3.1.11 Payment of Fees. All amounts required to be paid to Administrative Agent under the Credit Documents, and all taxes, fees and other costs payable in connection with the execution and delivery of the documents and instruments referred to in this Article 3 (or incorporated herein by reference) shall have been paid in full or, as approved by Administrative Agent, provided for.

3.2 Conditions to the Loan Commitment and Loan. The respective commitments of the Lenders to make the Loan and their respective obligation to make the Loan is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent with the consent of the Lenders):

3.2.1 Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV and each other Credit Document shall be true and correct in all material respects.

3.2.2 No Defaults. No Event of Default or Inchoate Default shall have occurred and is continuing or will result from the execution of this Agreement or any other Credit Document.

3.2.3 Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.1.2.

3.2.4 Notes. The Lenders shall have received executed originals of the respective Notes to be held by them, in each case in the principal amount of the Loan multiplied by the Proportionate Share of such Lender.

3.2.5 Collateral Documents. Delivery to Administrative Agent of executed originals of each Collateral Document, all of which shall be in form and substance satisfactory to the Lenders, and shall have been duly authorized, executed and delivered by the parties thereto.

3.2.6 UCC Searches and Financing Statements.

(a) UCC Searches. Administrative Agent shall have received UCC searches for each of the jurisdictions in which UCC-1 financing statements are intended to be filed in respect of the Collateral, showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), the security interests created under the Collateral Documents will be prior to all other financing statements or other security documents in respect of the Collateral.

(b) UCC-1 Filings. There shall have been filed in appropriate jurisdictions UCC-1 financing statements relating to the Collateral and Administrative Agent shall hold first priority security interests and Liens in all of the Collateral.

3.2.7 Legal Opinions. Delivery to Administrative Agent of legal opinions of counsel to Borrower and the Subsidiary Guarantors, each in form and substance reasonably satisfactory to the Lenders, relating to the Notes and the Collateral Documents.

3.2.8 Repayment of Panda Loan. Prior to or concurrently with the funding of the Loan, the credit facilities extended by the Lenders to Panda GS V, LLC, a Delaware limited liability company, and Panda GS VI, LLC, a Delaware limited liability company, shall have been paid in full, including all principal, interest, fees and other amounts due thereunder.

3.2.9 Purchased Interests. The Purchased Interests shall have been or shall concurrently be acquired as contemplated by Recital A.

3.2.10 No Material Adverse Effect. No event or circumstance shall have occurred and is continuing which is reasonably likely to have a Material Adverse Effect on Borrower or will result from the Loan.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Closing Date and as of the date of the Loan. All of these representations and warranties shall survive the Closing Date, the issuance of any Notes and the making of the Loan:

4.1 Corporate Existence and Business. Borrower and each Subsidiary Guarantor is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary to execute, deliver and perform each Credit Document to which it is or is to become a party.

4.2 Power and Authorization; Enforceable Obligations. Borrower and each Subsidiary Guarantor has full power and authority and the legal right to execute, deliver and perform each Credit Document to which it is or is to become a party and to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder. Borrower and each Subsidiary Guarantor has taken all necessary corporate action to authorize the execution, delivery and performance of each Credit Document to which it is or is to become a party to complete the transactions contemplated hereby. No consent or authorization of, filing with, or other act by or in respect of any other Person or Governmental Authority is required in connection with the execution, delivery or performance by Borrower or any Subsidiary Guarantor, or the validity or enforceability as to Borrower or any Subsidiary Guarantor, of each Credit Document to which it is or is to become a party, except such consents or authorizations or filings or other acts as have already been obtained or where the failure to obtain such consent or authorization could not reasonably be expected to have a Material Adverse Effect on Borrower. Each Credit Document to which Borrower or any Subsidiary Guarantor is a party have been duly executed and delivered by Borrower or such Subsidiary Guarantor and constitute, and each other Credit Document to which it is to become a party will upon execution and delivery thereof by Borrower and the other parties thereto (if any) constitutes, a legal, valid and binding obligation of Borrower or such Subsidiary Guarantor, enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally and by general principles of equity.

4.3 No Legal Bar. The execution, delivery and performance by Borrower and the Subsidiary Guarantors of each Credit Document to which it is or is to become a party to complete the transactions contemplated hereby and the making by Borrower and each Subsidiary Guarantor of any payments under any Credit Document to which it is a party will not violate any applicable law or any material contractual obligation of Borrower or any Subsidiary Guarantor, or relating to the Collateral and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of Borrower or any Subsidiary Guarantor (other than as provided in the Collateral Documents) pursuant to any applicable law or any such contractual obligation except, in each case, where such violation, creation or imposition could not reasonably be expected to have a Material Adverse Effect on Borrower.

4.4 No Proceeding, Litigation or Investigation. No litigation, proceeding or investigation of or before any Governmental Authority is pending or, to the knowledge of Borrower, threatened in writing against Borrower or any Significant Subsidiary or Subsidiary Guarantor, except where such litigation, proceeding or investigation could not reasonably be expected to have a Material Adverse Effect on Borrower.

4.5 Governmental Approvals. All governmental authorizations and actions necessary in connection with the execution and delivery by Borrower and the Subsidiary Guarantors of the Credit Documents to which they are respectively a party and the performance of their respective obligations thereunder have been obtained or performed and remain valid and in full force and effect.

4.6 Financial Statements. All quarterly and annual financial statements of Borrower and its consolidated subsidiaries heretofore delivered by Borrower to Administrative Agent were true, correct and complete in all material respects, did not fail to disclose any material liabilities, whether direct or contingent, and fairly presented in all material respects the financial condition of Borrower and its consolidated subsidiaries, as the case may be, in each case as of the date delivered and were prepared in accordance with GAAP. Since December 31, 2002, there has been no material adverse change in the business, operations, property, assets or financial condition of Borrower and its consolidated subsidiaries taken as a whole.

4.7 True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by Borrower or its representatives in writing to Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein was true and accurate in all material respects on the date as of which such information was dated or certified and at such date did not omit to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The information referred to in the immediately preceding sentence furnished to Administrative Agent or any Lender on or prior to the Closing Date, taken as a whole, as updated or supplemented from time to time, is true and correct in all material respects as of the Closing Date and the date of the Loan, and as of the Closing Date and date of the Loan all such information does not omit to state any fact which could reasonably be expected to have a Material Adverse Effect on Borrower.

4.8 Investment Company Act; PUHCA. Neither Borrower nor any Subsidiary Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrower and the Subsidiary Guarantors are exempt from regulation under PUHCA and are exempt from regulation under the Federal Power Act other than with respect to their status as “exempt wholesale generators” as defined in Section 32(a)(l) of PUHCA.

4.9 Compliance with Law. There is no violation by Borrower or any Significant Subsidiary or Subsidiary Guarantor of any Governmental Rule which could reasonably be expected to have a Material Adverse Effect on Borrower. Except as have been delivered to Administrative Agent, no notices of violation of any Governmental Rule have been issued, entered or received by Borrower.

4.10 ERISA. Borrower and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with Borrower have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Assuming that the credit extended hereunder does not involve the assets of any employee benefit plan subject to ERISA, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

4.11 Solvency. Borrower and each Subsidiary Guarantor is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection with this Agreement and the other Credit Documents, will be and will continue to be, Solvent.

4.12 Filings; Collateral.

4.12.1 Filings. No filing, recording, refiling or rerecording other than those which have been performed on or prior to the Closing Date is necessary to perfect and maintain the perfection and priority of the Liens referred to in Section 3.2.6(b). No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed pursuant to the Collateral Documents.

4.12.2 Priority of Liens. The Subsidiary Guarantors have good title to all of the Collateral. The Lien of the Collateral Documents constitutes a valid and subsisting first priority perfected security interest in all the personal property described in the Collateral Documents, subject to no Liens.

4.12.3 Rights of First Refusal, Etc. There are no outstanding rights of first offer, rights of first refusal, or the like, relating to the Purchased Interests.

4.13 Margin Stock. No indebtedness of Borrower or any of its subsidiaries being reduced or retired out of the proceeds of the Loan was or will be incurred for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U).

ARTICLE V.

COVENANTS OF BORROWER

Borrower covenants and agrees that until the repayment in full of the Obligations (other than those contingent obligations that are intended to survive the termination of this Agreement or the other Credit Documents), unless Administrative Agent on behalf of the Lenders waives compliance in writing:

5.1 Existence. Borrower shall, and shall cause each Significant Subsidiary and Subsidiary Guarantor to, maintain and preserve its existence in good standing in the state of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary and all material rights, privileges and franchises necessary in the normal conduct of its business.

5.2 Consents, Legal Compliance. Borrower shall, and shall cause the Subsidiary Guarantors to, maintain in full force and effect all consents of any Governmental Authority that are required to be obtained by it in order for them to perform their respective obligations under the Credit Documents to which they are a party, and will obtain any that may become necessary in the future.

5.3 Prohibition of Certain Transfers.

5.3.1 Mergers, Etc. Borrower shall not, and shall not permit any Significant Subsidiary to, liquidate or dissolve, or combine, consolidate or merge with or into another Person (other than any consolidation or mergers between or among Borrower and its Significant Subsidiaries); except that Borrower or any Significant Subsidiary may combine, consolidate or merge with another Person if (a) Borrower or a Significant Subsidiary, as the case may be, is the surviving corporation of such merger, consolidation or combination, (b) after giving effect thereto, Borrower’s long term unsecured indebtedness ratings from Moody’s and S&P are at least Baa2 and BBB-, respectively, or Baa3 and BBB, respectively, (c) prior to such merger, consolidation or combination, and after giving effect thereto, no Inchoate Default or Event of Default shall have occurred and be continuing, (d) Borrower shall have provided pro forma calculations to Administrative Agent demonstrating that, to the reasonable satisfaction of Administrative Agent, after giving effect to such merger, consolidation or combination, the projected ratio of Total Debt to Capitalization for the next succeeding fiscal quarter will be less than or equal to 0.65 to 1.00 and the projected EBITDA to Interest Ratio for the next succeeding twelve months will be greater than or equal to 2.50 to 1.00, and (e) Borrower’s rights and obligations under this Agreement and Administrative Agent’s rights and obligations under this Agreement shall not be diminished in any manner as a result of such merger, consolidation or combination.

5.3.2 Sale of Property. Except as set forth in this Section 5.3 or sales that are in the nature of financing leases, Borrower shall not, and shall not permit any Significant Subsidiary to, sell, lease, assign or otherwise transfer or dispose of, directly or indirectly, all or any substantial part of such Significant Subsidiary’s property, business or assets; provided that (a) Borrower or any Significant Subsidiary may sell, lease or otherwise transfer or dispose of, directly or indirectly, assets to any Significant Subsidiary; (b) Tampa Electric may sell, contribute or otherwise transfer its transmission and transmission-related assets for fair value to a regional transmission organization; and (c) TPS may sell, transfer or otherwise assign up to 30% of its assets in exchange for similar assets or for cash; provided that if such sale is for cash, then such cash is (i) retained by TPS or Borrower in cash or equivalent short term investments (provided that TPS and Borrower shall not be obligated to so maintain any such proceeds in cash or equivalent investments at any time that Borrower is rated at least Baa2 by Moody’s and BBB+ by S&P or Baal by Moody’s and BBB by S&P) and reinvested within nine months of the date of such sale in assets similar to those sold, or (ii) used to prepay any other Indebtedness of Borrower and/or its subsidiaries to the extent required in accordance with its terms.

5.3.3 Liens. Except as set forth in this Section 5.3 or on Schedule 5.3, Borrower shall not, and shall not permit any Significant Subsidiary to, mortgage, pledge or encumber all or substantially all of its assets; provided that Borrower and any subsidiary of Borrower may enter into limited recourse project financing transactions (including in the form of synthetic leases) in the ordinary course of Borrower’s or such subsidiary’s business.

5.3.4 Sale of Subsidiaries. Except as set forth in this Section 5.3, Borrower shall not sell, assign or otherwise transfer, by way of collateral assignment or otherwise, or dispose of, directly or indirectly (by way of collateral assignment or otherwise) any Equity

Interest in any Significant Subsidiary; provided that (a) Borrower may sell, transfer or otherwise assign 20% of Borrower’s Equity Interests in TPS and (b) Borrower or any subsidiary of Borrower may engage in limited recourse project financing transactions as provided in Section 5.3.3.

5.3.5 Sale of Gila River and El Dorado Projects. Borrower may not sell or allow to be sold, transferred or otherwise conveyed, directly or indirectly, any of its ownership interest in the Gila River Project or the El Dorado Project.

5.4 Payment and Performance of Material Obligations. Borrower shall, and shall cause each Significant Subsidiary and Subsidiary Guarantor to, pay and perform all its material obligations, howsoever arising, as and when due and payable or required to be performed, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist; provided that adequate reserves have been established in accordance with GAAP, and (b) trade payables which shall be paid in the ordinary course of business.

5.5 Taxes. Borrower shall, and shall cause each Significant Subsidiary and Subsidiary Guarantor to, file all tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all material taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to it; provided that Borrower or any Significant Subsidiary or Subsidiary Guarantor may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Person is in good faith contesting the same, so long as (a) adequate reserves have been established in accordance with GAAP, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Effect on Borrower, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest.

5.6 Maintenance of Property, Insurance. Borrower shall, and shall cause each Significant Subsidiary and Subsidiary Guarantor to, (a) keep all property useful and necessary in its business in good working order and condition except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect on Borrower, (b) maintain proper books and records in accordance with GAAP, (c) permit Administrative Agent to visit and inspect its properties at reasonable times and upon reasonable notice, (d) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are in accordance with normal industry practice, or make provisions reasonably satisfactory to Administrative Agent for self-insurance in accordance with normal industry practice, (e) defend Borrower’s and the Subsidiary Guarantors’ right, title and interest in and to all of their respective properties and assets, except where failure to do so could not reasonably be expected to have a Material Adverse Effect on Borrower, and (f) furnish to Administrative Agent, upon written request, full information as to the insurance carried.

5.7 Compliance with Laws, Etc. Borrower shall, and shall cause each Significant Subsidiary and Subsidiary Guarantor to, promptly comply, or cause compliance, with all Governmental Rules (except where the failure to comply could not reasonably be expected to have a Material Adverse Effect on Borrower) including Governmental Rules relating to pollution control, environmental protection, equal employment opportunity or employee benefit plans, ERISA Plans and employee safety.

5.8 No Change in Business. Borrower shall maintain a substantial part of its business in the power industry and businesses reasonably related thereto and Borrower shall cause each Significant Subsidiary to maintain as a substantial part of its business the general type of business now conducted by such Significant Subsidiary.

5.9 Financial Statements. Unless Administrative Agent otherwise consents, deliver or cause to be delivered to Administrative Agent, in form and detail reasonably satisfactory to Administrative Agent:

(a) As soon as practicable and in any event within 60 days after the end of the first, second and third quarterly accounting periods of its fiscal year, an unaudited consolidated balance sheet of Borrower and its consolidated subsidiaries as of the last day of such quarterly period and the related statements of income, cash flow, and partners’ capital (where applicable) for such quarterly period and (in the case of the second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year; and

(b) As soon as practicable and in any event within 120 days after the close of each applicable fiscal year, audited consolidated financial statements of Borrower and its consolidated subsidiaries. Such financial statements shall include a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts (where applicable) and a statement of cash flow, all prepared in accordance with GAAP, certified by an independent certified public accountant selected by Borrower. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of Borrower.

(c) Each time the financial statements are delivered under Sections 5.9(a) or 5.9(b), deliver, along with such financial statements, a certificate signed by a Responsible Officer of Borrower (i) setting forth reasonably detailed calculations demonstrating compliance with Section 5.13 and including a schedule describing all Contingent Obligations of Borrower, and (ii) certifying that (A) such Responsible Officer has made or caused to be made a review of the transactions and financial condition of Borrower during the relevant fiscal period and that, to such Responsible Officer’s knowledge, Borrower is in compliance with all applicable material provisions of each Credit Document to which Borrower is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which Borrower has taken or proposes to take with respect thereto, (B) such financial statements are true and correct in all material respects and that no material adverse change in the consolidated assets, liabilities, operations, or financial condition of Borrower has occurred since the date of the immediately preceding financial statements provided to Administrative Agent or, if a material adverse change has occurred, the nature of such change and (C) such financial statements have been prepared in accordance with GAAP.

(d) As long as Borrower is required or permitted to file reports under the Exchange Act, a copy of its report on Form 10-Q shall satisfy the requirements of Section 5.9(a) and a copy of Borrower’s report on Form 10-K shall satisfy the requirements of Section 5.9(b).

5.10 Notices. Borrower shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, deliver written notice to Administrative Agent of:

(a) Any litigation or investigation pending or threatened in writing against Borrower, or any Significant Subsidiary or Subsidiary Guarantor involving claims against Borrower or such Significant Subsidiary or Subsidiary Guarantor that could reasonably be expected to have a Material Adverse Effect on Borrower, such notice to include copies of all papers filed in such litigation or investigation and to be given monthly if any such papers have been filed since the last notice given;

(b) Any dispute or disputes which may exist between Borrower or any Significant Subsidiary or Subsidiary Guarantor and any Governmental Authority and which involve (i) claims against Borrower or such Significant Subsidiary or Subsidiary Guarantor that could reasonably be expected to have a Material Adverse Effect on Borrower, (ii) injunctive or declaratory relief that could reasonably be expected to have a Material Adverse Effect on Borrower, (iii) revocation or material modification or the like of any applicable material permit or imposition of additional material conditions with respect thereto, or (iv) any liens for any material amount of taxes due but not paid;

(c) Any default under this Agreement or under any other agreement with respect to any Indebtedness of Borrower outstanding in an amount equal to or in excess of $50,000,000 or the acceleration of Indebtedness of Borrower for borrowed money in an amount equal to or in excess of $10,000,000;

(d) Borrower being placed on watch or review for possible rating down-grade by S&P or Moody’s;

(e) Any negative change, from the date hereof, from the rating given to Borrower’s long-term senior unsecured debt by either S&P or Moody’s;

(f) Borrower agreeing after the Closing Date with any other lender, whether secured or unsecured and at any level of seniority, to any covenants or financial-related events of default which are in addition to or more onerous than those included in this Agreement, together with the wording of any such agreement; and

(g) Any event or circumstance which could reasonably be expected to have a Material Adverse Effect on Borrower.

5.11 Other Reports. Provide to Administrative Agent promptly upon request such reports, statements, lists of property, accounts, budgets, forecasts, new or updated projections,

and other information concerning Borrower and its subsidiaries, as Administrative Agent shall reasonably require.

5.12 Performance of Obligations. Borrower shall, and shall cause its Significant Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, debt instrument, lease, undertaking and contract by which it or any of its properties is bound or to which it is a party, if the failure to so perform, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.13 Financial Covenants.

(a) Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Debt to Capitalization, for the fiscal quarter then ended, of less than or equal to 0.65 to 1.00.

(b) Borrower shall maintain, as of the last day of each fiscal quarter, an EBITDA to Interest Ratio of greater than or equal to 2.50 to 1.00.

(c) Borrower shall not grant a Lien on more than 60% of the fair value of its assets and the assets of its subsidiaries, taken as a whole, without providing Administrative Agent a similar pari passu Lien on those assets, or additional security satisfactory to the Majority Lenders.

(d) In the event Borrower agrees after the Closing Date with any other lender, whether secured or unsecured and at any level of seniority, to any covenants or financial-related events of default which are in addition to or more onerous than those included in this Agreement, this Agreement shall be immediately amended to incorporate such covenant(s) and/or event(s) of default, and pending such amendment such covenant(s) and/or event(s) of default shall be deemed included and incorporated by reference herein, without further act.

5.14 Indemnification.

(a) Borrower shall indemnify, defend and hold harmless Administrative Agent and each Lender, each of their Affiliates and their respective officers, directors, shareholders, controlling persons, employees, agents and servants (collectively, the “Indemnitees”) from and against and reimburse the Indemnitees for any and all penalties, claims, damages, losses, liabilities and obligations, of any kind or nature whatsoever, that may be imposed upon, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with this Agreement, the other Credit Documents, the use by Borrower of the proceeds hereof, or any related claim or investigation, litigation or proceeding, or the preparation of any defense with respect thereto, and will reimburse each Indemnitee for all reasonable expenses (including all reasonable costs and expenses of a single legal counsel, together with a single legal counsel in each applicable jurisdiction, and all reasonable costs and expenses of multiple legal counsels to the extent necessary in the event that (i) the circumstances giving rise to such indemnification create an ethical conflict for such single counsel, or (ii) the Indemnitees have inconsistent or conflicting defenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by Borrower, or an Indemnitee is otherwise a party thereto (but not in respect of any claim or action brought by Borrower against any Indemnitee to enforce its rights hereunder or under any other Credit Document), and whether or not the transactions contemplated by the Credit Documents are consummated (collectively, “Subject Claims”).

(b) The foregoing indemnities shall not apply with respect to an Indemnitee, to the extent any such claim, penalty, damage, loss, liability, obligation, cost, disbursement or expense incurred by or asserted or awarded against such Indemnitee is found in a final, non- appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, but shall continue to apply to other Indemnitees. Without limiting the generality of the foregoing, Borrower shall not be liable for any special, indirect, consequential or punitive damages suffered by an Indemnitee, including any loss of profits, business or anticipated savings of such Indemnitee, other than any such damages or losses imposed upon or asserted or awarded against any Indemnitee by a third party.

(c) If for any reason the foregoing indemnification is unavailable to any Indemnitee or is insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of Borrower and its equity holders on the one hand and such Indemnitee on the other hand in the matters contemplated by this Agreement and the other Credit Documents as well as the relative fault of Borrower and such Indemnitee with respect to such loss, claim, damage or liability and any other relevant equitable considerations.

(d) The provisions of this Section 5.14 shall survive the satisfaction or discharge of Borrower’s obligations hereunder, and shall be in addition to any other rights and remedies of the Lenders.

(e) In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall promptly notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defense of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a conflict of interest between such Indemnitee and Borrower (unless such conflict of interest is waived in writing by the affected Indemnitees), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense to the extent provided in Sections 5.14(a) and 5.14(b).

(f) Borrower shall promptly report to the relevant Indemnitee(s) on the status of such action, investigation, suit or proceeding the defense of which is assumed by Borrower in accordance with Section 5.14(e), as material developments shall occur and from time to time as requested by such Indemnitee (but not more frequently than every 60 days). Borrower shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, investigation, suit or proceeding, and each material document which Borrower possesses relating to such action, investigation, suit or proceeding.

(g) Notwithstanding Borrower’s rights hereunder to control certain actions, investigations, suits or proceedings, if any Indemnitee reasonably determines that failure to compromise or settle any Subject Claim made against such Indemnitee is reasonably likely to have an imminent and material adverse effect on such Indemnitee or such Indemnitee’s interest in Borrower, such Indemnitee shall be entitled to compromise or settle such Subject Claim; provided that such Indemnitee consults with and coordinates such compromise or settlement with Borrower (although no prior consent by Borrower to any such compromise or settlement shall be required); and provided further that with respect to any Indemnitee other than a Lender, such right may be exercised only with the consent of the Lender or Lenders which such Indemnitee is affiliated with or engaged by. Any such compromise or settlement shall be binding upon Borrower for the purposes of this Section 5.14. Notwithstanding Borrower’s rights hereunder, Borrower shall not be entitled to settle any Subject Claim of an Indemnitee without the prior written consent of such Indemnitee or a full release of such Indemnitee, in form and substance satisfactory to such Indemnitee. Upon payment of any Subject Claim by Borrower pursuant to this Section 5.14 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and Borrower’s insurance carrier, and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

(h) Any amounts payable by Borrower pursuant to this Section 5.14 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such 30-day period, shall bear interest at the Default Rate.

(i) Notwithstanding anything to the contrary set forth herein, except as provided in Section 5.14(a) or 5.14(e), Borrower shall not, in connection with any one legal proceeding or claim, or separate but related proceedings or claims arising out of the same general allegations or circumstances, in which the interests of the Indemnitees do not materially differ, be liable to the Indemnitees (or any of them) under any of the provisions set forth in this Section 5.12 for the fees and expenses of more than one separate firm of attorneys (which firm shall be selected by the affected Indemnitees, or upon failure to so select, by Administrative Agent).

5.15 Further Assurances. From time to time, Borrower shall execute, acknowledge, record, register, deliver and/or file, and cause the Subsidiary Guarantors to do so, all such notices, statements, instruments and other documents, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, liens and priorities of the Lenders with respect to all Collateral and other security from time to time furnished under the Credit Documents or intended to be so furnished, in each case in such form and at such times as shall be satisfactory to Administrative Agent, and pay all fees and expenses (including attorneys’ fees) incident to compliance with this Section 5.15.

5.16 Federal Regulations. Borrower shall not use or allow any Subsidiary to use any part of the proceeds of the Loan to purchase or carry any “margin stock” (within the meaning of Regulation U) or to purchase, carry or trade in any securities under such circumstances as to involve Borrower in a violation of Regulation X or to involve any broker or dealer in Regulation T.

ARTICLE VI.

EVENTS OF DEFAULT; REMEDIES

6.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:

6.1.1 Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement, (a) any principal on the Loan on the date such sum is due, (b) any interest on the Loan or any scheduled fee, cost, charge or sum due hereunder or under any other Credit Document, within three Banking Days after the date that such sum is due, or (c) any other fee, cost, charge or other sum due under this Agreement or any other Credit Document, within 30 days after written notice that such sum is due and has not been paid.

6.1.2 Debt Cross Default. (a) Borrower or any Significant Subsidiary shall default for a period beyond any applicable grace period in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit (other than trade payables or non-recourse indebtedness) and the outstanding amount or amounts payable under all such agreements equals or exceeds $50,000,000 or (b) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which Borrower or any Significant Subsidiary has outstanding indebtedness for borrowed money (other than non-recourse indebtedness) of $10,000,000 or more and, in the case of this clause (b), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Governmental Rule.

6.1.3 Bankruptcy; Insolvency. Borrower or any Significant Subsidiary or Subsidiary Guarantor shall become subject to a Bankruptcy Event.

6.1.4 Misstatements; Omissions. Any representation or warranty of Borrower set forth in this Agreement or any other Credit Document shall be untrue or misleading in any material respect as of the time made and such untrue or misleading representation or warranty (a) is having or could reasonably be expected to result in a Material Adverse Effect on Borrower, and (b) shall remain unremedied by Borrower for a period of 30 days after the earlier of the date that Borrower becomes aware thereof or receives written notice thereof from Administrative Agent.

6.1.5 Breach of Terms of Agreement. Borrower shall fail to perform or observe any of the covenants set forth in this Agreement and (except with respect to any covenants set forth in Section 5.1 (with respect to its obligation to maintain its existence), 5.3, 5.8 or 5.13) such failure shall continue unremedied for 30 days after Borrower becomes aware thereof or receives written notice with respect thereto from Administrative Agent.

6.1.6 Judgments. A final judgment or judgments shall be entered against Borrower or any Significant Subsidiary or Subsidiary Guarantor in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (a) a judgment which is fully discharged within 30 days after its entry, or (b) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a Material Adverse Effect on Borrower.

6.1.7 Change in Control. Without the consent of the Majority Lenders, (a) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 30% of Borrower’s voting stock shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of voting stock of Borrower (or other securities convertible into such voting stock) representing 30% or more of the combined voting power of all voting stock of Borrower; or (b) during any period of up to 24 consecutive months, commencing after the date hereof, individuals who at the beginning of such 24-month period were directors of Borrower shall cease for any reason to constitute a majority of the board of directors of Borrower, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by Borrower’s shareholders, was approved by a vote of at least a majority of the directors who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Borrower) shall be, for purposes of this provision, considered as though such person were a member of the board as of the beginning of such period.

6.1.8 ERISA Violations. If Borrower or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (a) a Reportable Event shall have occurred with respect to any ERISA Plan, or (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan, or (c) the PBGC shall institute proceedings to terminate any ERISA Plan, or (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganization status, become insolvent, or terminate (or notify Borrower or any ERISA Affiliate of its intent to terminate) under Section 4041A of ERISA, or (e) any ERISA Plan experiences an accumulated funding deficiency under Code Section 412(b); or (f) Borrower or any ERISA Affiliate incurs any liability for a Prohibited Transaction under ERISA Section 502; provided that any of the events described in this Section 6.1.8 shall result in joint liability to Borrower and all ERISA Affiliates in excess of $5,000,000.

6.1.9 Material Adverse Change. Any event or occurrence shall have occurred after the Closing Date of whatever nature which materially and adversely (a) changes the

Borrower’s ability to perform its obligations under the Credit Documents or (b) impairs the legality, validity, binding effect or enforceability of any of the Credit Documents.

6.1.10 Security. Any of the Credit Documents, once executed and delivered, shall, except as the result of acts or omissions of Administrative Agent or the Lenders, fail to provide Administrative Agent and the Lenders the liens, security interest, rights, titles, interest, remedies permitted by law, powers or privileges intended to be created thereby or cease to be in full force and effect (except as expressly contemplated by the terms thereof), or the validity thereof or the applicability thereof to the Loan or other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of Borrower or any other party thereto (other than Administrative Agent or the Lenders).

6.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent and the Lenders may, at the election of the Required Lenders, without further notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, all such notices and demands other than notices required by this Agreement or any of the other Credit Documents being waived (to the extent permitted by Governmental Rule), exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the Lenders may have hereunder, under the other Credit Documents or at law or in equity.

6.2.1 Cure by Administrative Agent. Without any obligation to do so but only during any time when the Loan is outstanding or any other amounts are due and owing hereunder to Administrative Agent or the Lenders, Administrative Agent may make disbursements to or on behalf of Borrower to cure any Event of Default or Inchoate Default hereunder as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Lenders’ interests under this Agreement or any Credit Documents or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate, if applicable), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by this Agreement and the other Credit Documents and shall constitute an Obligation.

6.2.2 Acceleration. Administrative Agent and the Lenders may declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs) and charges due hereunder or under any other Credit Document, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay Administrative Agent or the Lenders an amount in immediately available funds equal to the amount of the outstanding Loan; provided that in the event of an Event of Default occurring under Section 6.1.3 of this Agreement with respect to Borrower, such amount shall become immediately due and payable without further act of Administrative Agent or the Lenders.

ARTICLE VII.

ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.

7.1 Appointment, Powers and Immunities.

7.1.1 Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, or be a trustee for any Lender. Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any Governmental Rule or exposes Administrative Agent to any liability. Each of Administrative Agent, the Lenders and any of their respective Affiliates shall not be responsible to any other Lender for any recitals, statements, representations or warranties made by Borrower or its Affiliates contained in this Agreement or in any certificate or other document referred to or provided for in, or received by Administrative Agent, or any Lender under this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any other document referred to or provided for herein or for any failure by Borrower, its respective Affiliates to perform their respective obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care.

7.1.2 Administrative Agent and its directors, officers, employees or agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent, (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts, (c) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Credit Document, (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document on the part of any party thereto or to inspect the property (including the books and records) of Borrower or any other Person, and (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement and the other Credit Documents, Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Majority Lenders or Required Lenders, as the case may be.

7.2 Reliance. Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any other matters not expressly provided for by this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Lenders or Required Lenders, as the case may be (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document or any Governmental Rule). Administrative Agent shall in all cases (including when any action by Administrative Agent alone is authorized hereunder, if Administrative Agent elects in its sole discretion to obtain instructions from the Majority Lenders or Required Lenders, as the case may be) be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Majority Lenders or the Required Lenders, as the case may be, and such instructions of the Majority Lenders or the Required Lenders, as the case may be, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.3 Non-Reliance. Each Lender represents that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent and any Lender shall not be required to keep informed as to the performance or observance by Borrower or its Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of Borrower or its Affiliates.

7.4 Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Inchoate Default or Event of Default, unless such default relates to the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, or Administrative Agent has received a notice from a Lender or Borrower, referring to this Agreement, describing such Inchoate Default or Event of Default and indicating that such notice is a notice of default. If Administrative Agent receives such a notice of the occurrence of an Inchoate Default or Event of Default, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Inchoate Default or Event of Default as is provided in Article VI or if not provided for in Article VI, as Administrative Agent shall be reasonably directed by the Required Lenders; provided, however, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

7.5 Indemnification. Without limiting the Obligations of Borrower hereunder, each Lender agrees to indemnify Administrative Agent, ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Credit Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Documents, to the extent that Administrative Agent is not reimbursed for such expenses by Borrower. Notwithstanding the foregoing, Administrative Agent shall not be entitled to indemnification or reimbursement of its expenses under this Section 7.5 if it would not be entitled to indemnification or reimbursement under Sections 5.14 and 8.4, respectively.

7.6 Successor Administrative Agent. Administrative Agent may resign hereunder at any time by giving written notice thereof to the Lenders and the Borrower. Administrative Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder, under the other Credit Documents, or for gross negligence or willful misconduct in connection with the performance of its duties hereunder, or under the other Credit Documents, and then only upon the affirmative vote of the Majority Lenders (excluding Administrative Agent from such vote and Administrative Agent’s Proportionate Share of the Loan from the amounts used to determine the portion of the Loan necessary to constitute the required Proportionate Shares of the remaining Lenders). Upon any such resignation or removal, the Majority Lenders shall have the right to appoint the successor Administrative Agent hereunder with the consent of Borrower, which consent shall not be unreasonably withheld or delayed; provided that Borrower’s consent shall not be required if an Event of Default shall have occurred and be continuing at such time hereunder. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent, the retiring Administrative Agent may, on behalf of the Lenders with the consent of Borrower (such consent not to be unreasonably withheld or delayed) appoint the successor Administrative Agent hereunder which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent only under the Credit Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

7.7 Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Credit Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in the Credit Documents. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Credit Document to which it is a party.

7.8 Administrative Agent’s Other Roles. With respect to the Loan made by it and any Notes issued to it, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders.

7.9 Amendments; Waivers. Subject to the provisions of this Section 7.9, unless otherwise specified in this Agreement or another Credit Document, the Majority Lenders (or Administrative Agent with the consent in writing of the Majority Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding, modifying or waiving any provisions to the Credit Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Inchoate Default or Event of Default; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(a) Modify Section 2.4, 2.7.1, 2.8.1, 2.8.2, 2.8.3, 2.9, 2.10, 2.11, 7.1, 7.13, or 7.14; or

(b) Reduce the percentage specified in the definition of Majority Lenders or Required Lenders; or

(c) Permit Borrower to assign its rights under this Agreement; or

(d) Amend this Section 7.9 or amend any defined term set forth herein, in any Credit Document or in Exhibit A, to the extent such amendment would have the effect of violating the effect of the provisions of this Section 7.9; or

(e) Release any collateral from a lien securing the Obligations of Borrower hereunder or release any funds from any account otherwise than in accordance with the terms hereof; or

(f) Extend the maturity of the Loan (including any extension of the Maturity Date) or any Notes or reduce the principal amount thereof; or

(g) Reduce the rate or change the time of payment of interest due on the Loan or any Note; or

(h) Reduce the amount or change the time of payment of any fee or other amount due or payable.

7.10 Withholding Tax.

7.10.1 If the forms or other documentation required by Section 2.8.7 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

7.10.2 If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses. Borrower shall not be responsible for any amounts paid or required to be paid by a Lender under this Section 7.10.2.

7.10.3 If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, transferee or participant shall comply with and be bound by the terms of Sections 2.8.7, 7.10.1 and 7.10.2 as though it were such Lender.

7.11 General Provisions as to Payments. Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loan and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loan. The payments made for the account of each Lender shall be made, and distributed to it, for the account of (a) its domestic lending office in the case of payments of principal of, and interest on, its Base Rate Loan, (b) its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent, in the case of payments of principal of, and interest on, its LIBOR Loan, and (c) its domestic lending office, or such other lending office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder. Each Lender shall have the right to alter its designated domestic lending office upon notice to Administrative Agent and Borrower.

7.12 Substitution of Lender. Should any Lender fail to fund the Loan in violation of its obligations under this Agreement (a “Non-Advancing Lender”), Administrative Agent (a) may, in its sole discretion, fund the Loan on behalf of the Non-Advancing Lender, and (b) shall cooperate with Borrower or any other Lender to find another Person that shall be acceptable to Administrative Agent and Borrower (unless an Event of Default shall have occurred and is continuing) and that shall be willing to assume the Non-Advancing Lender’s obligations under this Agreement (including the obligation to make the Loan which the Non-Advancing Lender failed to make but without assuming any liability for damages for failing to have made such Loan). Subject to the provisions of the next following sentence, such Person shall be substituted for the Non-Advancing Lender hereunder upon the payment by such Person of all interest and fees owed to the Non-Advancing Lender and execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent and Borrower by such Person assuming the Non-Advancing Lender’s obligations under this Agreement, and all interest and fees which would otherwise have been payable to the Non-Advancing Lender shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 7.12 shall relieve the Non-Advancing Lender from any liability it might have to Borrower or to the other Lenders as a result of its failure to make any Loan.

7.13 Participations. Nothing herein provided shall prevent any Lender from selling a participation in its Proportionate Share of the Loan; provided that (a) no such sale of a participation shall alter such Lender’s or Borrower’s obligations hereunder, and (b) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Proportionate Share shall provide that, with respect to such Proportionate Share, subject to the following proviso, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Proportionate Share, including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document and the right to take action to have the Notes declared due and payable pursuant to Article VI; provided, however, that such agreement may provide that the participant may have rights to approve or disapprove decreases in principal, interest rates or fees, lengthening of maturity of the Loan, postponements of any due dates for payments hereunder. No recipient of a participation in any Proportionate Share of the Loan of any Lender shall have any rights under this Agreement or shall be entitled to any reimbursement for taxes, other taxes, increased costs or reserve requirements under Section 2.10.3 or any other indemnity or payment rights against Borrower in excess of a proportionate amount which would have been payable to the Lender from whom such Person acquired its participation.

7.14 Transfer of Loans and Notes. Notwithstanding anything else herein to the contrary, any Lender, after receiving Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld or delayed) and, unless an Event of Default shall have occurred and is continuing, the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed) may, from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of a portion of its Loan and Note, in the minimum amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof, to any Person which in such assigning Lender’s good faith judgment is reasonably capable of performing the obligations of a Lender hereunder and reasonably experienced in corporate financing, or to any commercial bank or financial institution; provided, however, that in the case of an assignment by a Lender to another Lender or Affiliate of a Lender, the prior consent of Administrative Agent and Borrower shall not be required and the minimum assignment amount specified above shall not apply as long as the assigning Lender continues to hold a Loan of no less than $3,000,000 (all such figures based on the original principal amount of the Loan). In the event of any assignment made pursuant to this Section 7.14, (a) the assigning Lender’s Loan shall be reduced by the amount assigned to the new Lender, (b) the parties to such assignment shall execute and deliver an appropriate agreement evidencing such sale, assignment, transfer or other disposition, in form and substance reasonably satisfactory to Administrative Agent and Borrower, (c) the parties to the sale, assignment, transfer or other disposition, excluding Borrower, shall collectively pay to Administrative Agent an administrative fee of $3,500, and (d) at the assigning Lender’s option, Borrower shall execute and deliver to such new Lender Notes in the forms attached hereto as Exhibit B, in a principal amount equal to its Loan but only if it shall also be executing or exchanging with the assigning Lender a replacement Note for any Note in an amount equal to the Proportionate Share retained by the Lender, if any (provided that Borrower shall have received for cancellation the existing Note held by the assigning Lender). Thereafter, such new Lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article VII), in accordance with its Proportionate Share, under each of the Credit Documents.

7.15 Laws. Notwithstanding the foregoing provisions of this Article VII, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Credit Documents shall be allowed if it would require registration under the federal Securities Act of 1933, as then amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments as may in the reasonable opinion of Administrative Agent be necessary or advisable on the part of Borrower to give full force and effect to such disposition.

7.16 Assignability as Collateral. Notwithstanding any other provision contained in this Agreement or any other Credit Document to the contrary, any Lender may assign all or any portion of the Loan or Notes held by it as collateral security provided that any payment in respect of such assigned Loan or Notes made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loan or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

ARTICLE VIII.

MISCELLANEOUS

8.1 Addresses. Any communications between the parties hereto or notices provided herein to be given shall be given to the following addresses:

If to Administrative Agent:	Bayerische Hypo- und Vereinsbank AG,
New York Branch
150 East 42nd Street
New York, NY 10017-5612
Attn: Sebastian Beuerle Telephone No.: (212) 672-5394 Telecopy No.: (212) 672-5530

and to

Attn: Julia Posada
Telephone No.: (212) 672-6076
Telecopy No.: (212) 672-6102

If to Borrower:	TECO Energy, Inc.
702 North Franklin Street
Tampa, FL 33602
Attention: Corporate Secretary
Telephone No.: (813) 228-1808
Telecopy No.:. (813) 228-1328

If to Lenders:	To the address specified on Schedule 1 attached hereto.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, ETA, Emery, DHL, AirBorne and other similar overnight delivery services), (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, or (d) if sent by facsimile. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above; provided, however, that a Lender shall have the right to change its address for notice hereunder by giving notice to Administrative Agent and Borrower only.

8.2 Additional Security; Right to Set-Off. Any deposits or other sums at any time credited or due from the Lenders and any securities or other property of Borrower in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loan and any Notes and all other obligations of Borrower to the Lenders under this Agreement and the other Credit Documents, and Borrower hereby pledges to Administrative Agent for the benefit of the Lenders and grants Administrative Agent a security interest in and to all such deposits, sums, securities or other property. Regardless of the adequacy of any other collateral, Administrative Agent may execute or realize on the Lenders security interest in any such deposits or other sums credited by or due from the Lenders to Borrower, and may apply any such deposits or other sums to or set them off against Borrower’s obligations to the Lenders under any Notes and this Agreement at any time after the occurrence and during the continuance of any Event of Default.

8.3 Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing to the Lenders upon the occurrence of any Event of Default, Inchoate Default or any breach or default of Borrower under this Agreement or any other Credit Document shall impair any such right, power or remedy of the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default or other breach or default be deemed a waiver of any other Event of Default, Inchoate Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent and/or the Lenders of any Event of Default, Inchoate Default or other breach or default under this Agreement or any other Credit Document, or any waiver on the part of Administrative Agent and/or the Lenders of any provision or condition of this Agreement or any other Credit Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Credit Document or by law or otherwise afforded to Administrative Agent and the Lenders, shall be cumulative and not alternative.

8.4 Costs, Expenses and Attorneys’ Fees. Borrower will pay to Administrative Agent all of its reasonable costs and expenses in connection with the preparation, negotiation, closing and administering of this Agreement and the documents contemplated hereby and any participation or syndication of the Loan or this Agreement, including the reasonable fees, expenses and disbursements of a single legal counsel, together with a single legal counsel in each applicable local jurisdiction, retained by Administrative Agent in connection with the preparation of such documents and any amendments hereof. Borrower will reimburse (a) Administrative Agent for all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Administrative Agent, and the Lenders for their reasonable internal out-of-pocket expenses (but not, in the case of the Lenders for attorney’s fees) in enforcing this Agreement or the other Credit Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due Administrative Agent or the Lenders on the Notes or under the Credit Documents and (b) Administrative Agent and the Lenders for their reasonable out-of-pocket expenses, including reasonable attorney fees, in the case of a restructuring or other workout of the Loan in connection with the bankruptcy or insolvency of Borrower or any payment default requiring, among other things, amendments to the interest rates and/or repayment dates for the Loan. Borrower shall not be responsible for any counsel fees of Administrative Agent or the Lenders other than as set forth above.

8.5 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

8.6 Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT OTHERWISE EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

8.7 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.8 Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only; such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

8.9 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

8.10 No Partnership, Etc. The Lenders and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Credit Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lenders and Borrower or any other Person.

8.11 Limitation on Liability. No claim shall be made by Borrower or any of its Affiliates against the Lenders or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Credit Documents or any act or omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.12 Waiver of Jury Trial. THE LENDERS, ADMINISTRATIVE AGENT AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR

WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, THE LENDERS OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT.

8.13 Consent to Jurisdiction. The Lenders, Administrative Agent and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Notes, or any other Credit Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect. By execution and delivery of this Agreement, the Lenders, Administrative Agent and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Lenders, Administrative Agent and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction. Notwithstanding the foregoing, service of process shall not be deemed served or mailed to Administrative Agent or the Lenders until a copy of all matters to be served have been mailed to Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111, Attn: John Kenney or such other Person as Administrative Agent or the Lenders may hereafter designate by notice specifically referring to this Section 8.13 given pursuant to Section 8.1. The Lenders, Administrative Agent and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Lenders on or under this Agreement, the Loan and/or the other Credit Documents is usurious. The Lenders, Administrative Agent and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Credit Document brought before the foregoing courts on the basis of forum non-conveniens.

8.14 Knowledge and Attribution. References in this Agreement and the other Credit Documents to the “knowledge,” “best knowledge” or facts and circumstances “known to” Borrower, and all like references, mean facts or circumstances of which a Responsible Officer of Borrower has actual knowledge.

8.15 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Borrower may not assign or otherwise transfer any of their rights under this Agreement, and the Lenders may not assign or otherwise transfer any of their rights under this Agreement except as provided in Article VII.

8.16 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Credit Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

TECO ENERGY, INC.

By:	/s/ Gordon L. Gillette
Name: Gordon L. Gillette
Title: Senior Vice President - Finance and Chief Financial Officer

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH,
as Administrative Agent and Lender

By:
Name:
Title:

By:
Name:
Title:

DEXIA CREDIT LOCAL, NEW YORK AGENCY

By:
Name:
Title:

By:
Name:
Title:

BANK OF MONTREAL

By:
Name:
Title:

BAYERISCHE HYPO- UND VEREINSBANK
AG, NEW YORK BRANCH,
as Administrative Agent and Lender

By:	/s/ Yoram Dankner
Name: Yoram Dankner
Title: Managing Director

By:	/s/ Sebastian Beuerie
Name: Sebastian Beuerie
Title: Associate Director

Signature Page to Credit Agreement

DEXIA CREDIT LOCAL, NEW YORK AGENCY

By:	/s/ Marc Brugiere
Name: Marc Brugiere
Title: General Manager

By:	/s/ Timothy Ononiwu
Name: Timothy Ononiwu
Title: Vice President

Signature Page to Credit Agreement

BMO NESBITT BURNS FINANCING, INC.

By:	/s/ James Whitmore
Name: James Whitmore
Title: Managing Director

Signature Page to Credit Agreement

ROYAL BANK OF CANADA

By:	/s/ David A. McCluskey
Name: David A. McCluskey
Title: Manager

Signature Page to Credit Agreement

SCHEDULE 1

LENDERS, LENDING OFFICES AND PROPORTIONATE

SHARES UNDER THE FACILITY

Lender	Percentage of Loan

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH 150 East 42nd Street New York, NY 10017	25%

DEXIA CRÉDIT LOCAL, NEW YORK AGENCY 445 Park Avenue New York, NY 10022	25%

BMO NESBITT BURNS FINANCING, INC. 700 Louisiana, Suite 4400 Houston, TX 77002	25%

ROYAL BANK OF CANADA One Liberty Plaza, 3rd Floor New York, NY 10006-1404	25%

SCHEDULE 5.3

EXCEPTIONS TO PROHIBITION

ON TRANSFERS

Indenture of Mortgage dated as of August 1, 1946, between Tampa Electric Company and State Street Bank and Trust Company, as Trustee, as supplemented and amended.

Schedule 5.3—1

EXHIBIT A

DEFINITIONS

“Administrative Agent” has the meaning given in the first paragraph of the Credit Agreement.

“Affiliates” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 25% or more of the equity interest in the Person specified or 25% or more of any class of voting securities of the Person specified.

“Applicable Margin” means, for any day while the Loan is outstanding, 4.50% for LIBOR Loans and 3.50% for Base Rate Loans, provided, however, that at any such time as Borrower’s long term senior unsecured non credit enhanced debt is rated less than BBB- by S&P or Baa3 by Moody’s, the Applicable Margin for such day shall be increased by 1.00% per annum, and provided, further, that beginning on the day after the Maturity Date, the Applicable Margin shall increase by 1.00% per month for each month that the Loan is not repaid, until the Applicable Margin is equal to 12%, in addition to the Default Rate.

“Banking Day” means any day other than a Saturday, Sunday or other day on which banks are or are authorized to be closed in New York, New York and, where such term is used in any respect relating to a LIBOR Loan, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such Person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (c) an interim trustee is appointed to take possession of all or a substantial portion of the property, and/or to operate all or any material part of the business of such Person and such appointment is not vacated within 60 days, or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a substantial part of its property shall have been entered; or

any other similar relief shall be granted against such Person under any applicable Federal or state law.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next  1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus  1/2%. If for any reason Administrative Agent shall have determined that it is unable to ascertain the Federal Funds Rate, the Base Rate shall be determined without regard to clause (b) hereof, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” has the meaning given in Section 2.1.2(a) of the Credit Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning given in the first paragraph of the Credit Agreement.

“Capital Adequacy Requirement” has the meaning given in Section 2.10.4 of the Credit Agreement.

“Capitalization” means, as to Borrower, the sum of Total Debt and Consolidated Shareholders Equity, in each case, as of the date of any determination thereof.

“Capitalized Lease Obligations” means, as to any Person, all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Change of Law” has the meaning given in Section 2.10.2 of the Credit Agreement.

“Closing Date” means the date when each of the conditions precedent listed in Section 3.1 of the Credit Agreement has been satisfied (or waived in accordance with the terms of the Credit Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral securing the Loan, in which Borrower and the Subsidiary Guarantors grant a Lien pursuant to the Collateral Documents.

“Collateral Documents” means the Pledge Agreements and the TPS Guaranty.

“Confirmation of Interest Period Selection” has the meaning given in Section 2.2.4(b) of the Credit Agreement.

“Consolidated Shareholders Equity” means, as of the date of any determination, the consolidated tangible net worth of Borrower and its subsidiaries, and including amounts attributable to (a) junior subordinated debentures, provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures, and (b) preferred stock to the extent excluded from Total Debt, minus the value of minority interests in any of Borrower’s subsidiaries, and disregarding unearned compensation associated with Borrower’s employee stock ownership plan or other benefit plans, foreign currency translation adjustments and other comprehensive income adjustments, all determined in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness or lease obligation (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by Borrower in accordance with GAAP.

“Credit Agreement” or “Agreement” means the Credit Agreement, dated as of June 24, 2003 among Borrower, Administrative Agent, and the financial institutions parties thereto, to which this Exhibit A is attached.

“Credit Documents” means, collectively, the Credit Agreement, any Notes, the Collateral Documents and any other letter agreements or similar documents entered into by Administrative Agent (in its capacity as administrative agent under the Credit Agreement) and Borrower in connection with the transactions contemplated by the Credit Documents mentioned above.

“Default Rate” means the interest rate per annum equal to the Base Rate or the LIBOR Rate (as applicable) plus the Applicable Margin, plus 2%. Interest computed with reference to the Default Rate shall be adjusted and calculated in the same manner as interest computed with reference to the Base Rate or the LIBOR Rate (as applicable).

“Dollar” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“EBITDA” means, for any period, the consolidated Net Income of Borrower and its subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated Net Income, the sum of (i) Interest Expense for such period, (ii) consolidated income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization for such period, and (iv) any extraordinary non-cash charges for such period, minus (b) without duplication and to the extent included in determining such consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

“EBITDA to Interest Ratio” shall mean, as of the last day of each calendar quarter, the ratio of (a) Borrower’s EBITDA for the 12-month period ending on such day to (b) Borrower’s Interest Expense for the 12-month period ending on such day.

“Equity Interest” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (a) a corporation which is a member of a controlled group of corporations with Borrower within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Borrower within the meaning of Section 414(c) of the Code or Section 4001(b)(l) of ERISA, (c) a member of an affiliated service group with Borrower within the meaning of Section 414(m) of the Code, or (d) an entity treated as under common control with Borrower by reason of Section 414(o) of the Code.

“ERISA Plan” means any employee benefit plan (a) maintained by Borrower or any ERISA Affiliate, or to which any of them contributes or is obligated to contribute, for its employees, and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Event of Default” has the meaning given in Section 6.1 of the Credit Agreement.

“Exchange Act” has the meaning given in Section 6.1.7.

“Federal Funds Rate” means, for any day, the weighted average (rounded upward, if necessary, to the next  1/100 of 1%) of the per annum rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average rate charged by Administrative Agent on such day on such transactions as determined by Administrative Agent).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, PUHCA, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party to the Credit Agreement at law.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Hedge Transactions” means transactions under any interest swap agreements, caps, collars or other interest rate hedging mechanisms.

“Inchoate Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time and/or the giving of notice, would constitute an Event of Default.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person (other than letters of credit issued to secure a financial obligation of such Person to the extent such obligation is not outstanding at the time) and all unreimbursed drafts drawn thereunder, (d) all Indebtedness of another Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under any subscription or similar agreement, (g) the discounted present value of all obligations of such Person (other than Tampa Electric) payable under agreements for the payment of a specified purchase price for the purchase and resale of power whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) any unfunded or underfunded obligation subject to the minimum funding standards of Section 412 of the Code of such Person to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained at any time, or contributed to, by such Person or any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with such Person, (i) all Contingent Obligations of such Person, and (j) all obligations of such Person in respect of Hedge Transactions; provided, however, that Indebtedness shall specifically exclude accounts payable arising in the ordinary course of business.

“Indemnitees” has the meaning given in Section 5.14 of the Credit Agreement.

“Interest Expense” means, for any period, the sum of Base Interest Expense (a) of Borrower and its subsidiaries and (b) accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by Borrower or any of its subsidiaries, but excluding any Interest Expense (i) on Non-Recourse Indebtedness, and (ii) on Indebtedness of a Person before the date (A) it becomes a subsidiary of Borrower, (B) it is merged or consolidated with Borrower, or (C) a subsidiary of Borrower or its assets are acquired by Borrower to the extent that income or loss of such Person is excluded under the definition of Net Income, each determined for such period on a consolidated basis in accordance with GAAP. For purposes of this definition, “Base Interest Expense” means, with respect to any Person, for any period, total cash interest expense of such Person payable for such period with respect to all outstanding Indebtedness of such Person, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements to the extent such net costs are allocable to such period in accordance with GAAP.

“Interest Period” means, with respect to any LIBOR Loan, the time period selected by Borrower which commences on the first day of such Loan, or on the first day after the last day of the immediately preceding Interest Period, or the effective date of any conversion (as the case may be) and ends on the last day of such time period; provided that no single day shall be deemed to be a part of two Interest Periods.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any requirement under a Permit, and any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” has the meaning given in the first paragraph of the Credit Agreement.

“Lending Office” means, with respect to any Lender, the office designated as such beneath the name of such Lender on Schedule 1 or such other office of such Lender as such Lender may specify from time to time to Administrative Agent and Borrower.

“LIBOR Loan” has the meaning given in Section 2.1.2(a) of the Credit Agreement.

“LIBOR Rate” means, for any LIBOR Loan, a rate per annum (rounded upwards if necessary, to the nearest  1/16th of 1%) equal to (a)(i) the offered rate for deposits in Dollars (in the approximate amount and having approximately the same Interest Period as the LIBOR Loan to be made) in the London Interbank Market at approximately 11:00 a.m. (London time) two Banking Days prior to the commencement of the applicable Interest Period, which appears on the

Telerate Screen, or (ii) if such rate does not appear on the Telerate Screen, the rate per annum determined by Administrative Agent in good faith to be the average (rounded upwards, if necessary, to the nearest  1/16th of 1%) of the rates per annum at which Administrative Agent, at approximately 11:00 a.m. London time, two Banking Days prior to the commencement of such Interest Period, is offered, by prime banks in the London interbank market selected by Administrative Agent, for deposits in Dollars for a period approximately equal to such Interest Period and in an amount approximately equal to the principal amount of the Loan scheduled to be outstanding during such Interest Period, divided by (b) 100% minus the Reserve Requirement (expressed as a percentage) for such LIBOR Loan for such Interest Period.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Costs” has the meaning given in Section 2.11 of the Credit Agreement.

“Loan” has the meaning given in Section 2.1.1(a) of the Credit Agreement.

“Majority Lenders” means, at any time, Lenders holding in excess of 50% of the Proportionate Shares.

“Material Adverse Effect” means with respect to any Person:

(a) a material adverse change in the business, property, results of operations, or financial condition of such Person and any Significant Subsidiary thereof, taken as a whole; or

(b) any event or occurrence of whatever nature which materially and adversely (i) changes such Person’s ability to perform its obligations under the Credit Documents to which it is a party or (ii) impairs the legality, validity, binding effect or enforceability of the Credit Agreement or Notes.

“Maturity Date” means June 30, 2004.

“Minimum Notice Period” means (a) at least three Banking Days before the date of any continuation or conversion of the Loan resulting in a LIBOR Loan and (b) before 11:00 p.m. on the Banking Day of any conversion of the Loan is requested resulting in whole or in part in one or more Base Rate Loans.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA).

“Net Income” means, for any period, the net income or loss of Borrower and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP (and before giving effect to any elimination of minority interests in non-wholly owned subsidiaries); provided that there shall be excluded the income or loss of any Person accrued before (a) the date it becomes a subsidiary of Borrower, (b) the date it is merged into or consolidated with Borrower or any subsidiary of Borrower, or (c) the date its assets are acquired by Borrower or any subsidiary of Borrower, other than amounts of income accrued before such date which are actually paid as dividends after such date.

“Non-Advancing Lender” has the meaning given in Section 7.12 of the Credit Agreement.

“Non-Recourse Indebtedness” means Indebtedness which is not an obligation of, and is otherwise without recourse to, the assets or revenues of Borrower or any subsidiary of Borrower (other than the assets or revenues of TPS or any subsidiary of TPS).

“Note” has the meaning given in Section 2.5 of the Credit Agreement.

“Notice of Borrowing” has the meaning given in Section 2.1.2 of the Credit Agreement.

“Notice of Conversion of Loan Type” has the meaning given in Section 2.3 of the Credit Agreement.

“Obligations” means all obligations of Borrower under the Credit Agreement and the other Credit Documents.

“Other Taxes” has the meaning given in Section 2.8.4 of the Credit Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority, trust, trustee or any other entity whether acting in an individual, fiduciary or other capacity.

“Pledge Agreements” means the Pledge Agreement of each of TPS LP, Inc. and TPS GP, Inc., in substantially the form of Exhibit E to the Credit Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Administrative Agent in connection with extensions of credit to debtors).

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or Section 4975(d) of the Code.

“Proportionate Share” means, with respect to each Lender at any time, the percentage participation of such Lender in the Loan as set forth on Schedule 1 to the Credit Agreement. Upon any transfer by a Lender of all or part of its Loan Participation, the Administrative Agent may revise Schedule 1 to reflect the Lenders’ Proportionate Shares after giving effect to such transfer.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

“Purchased Interests” means the ownership interests purchased with the proceeds of the Loan, as described in Recital A of the Credit Agreement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulation T” means Regulation T of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation U” means Regulation U of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation X” means Regulation X of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulatory Change” means any change after the date of the Credit Agreement in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under applicable permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under applicable permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 400l(a)(2) of ERISA), or (c) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means, at any time, Lenders holding in excess of 66- 2/3% of the Proportionate Shares.

“Reserve Requirement” means, for LIBOR Loans, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves)

are required to be maintained during the Interest Period therefor under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate or LIBOR Loans is to be determined, (b) any category of liabilities or extensions of credit or other assets which include LIBOR Loans, or (c) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary or any managing general partner or manager or managing member of a limited liability company (or any of the preceding with regard to such managing general partner, manager or managing member).

“S&P” means Standard & Poor’s Corporation.

“Significant Subsidiary” means, collectively, Tampa Electric, TPS, and any other subsidiary of Borrower formed or acquired after the Closing Date, the total assets (after intercompany eliminations) of which exceed 10% of the total assets of Borrower and its subsidiaries (taken as a whole).

“Solvent” means, when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Legal Requirements. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subject Claims” has the meaning given in Section 5.14(a) of the Credit Agreement.

“Subsidiary Guarantor” means TPS, TPS LP, Inc. and TPS GP, Inc.

“Tampa Electric” means Tampa Electric Company, a Florida corporation.

“Taxes” has the meaning given in Section 2.8.4 of the Credit Agreement.

“TECO Subordinated Debentures” means the 8.50% Junior Subordinate Notes due 2041, issued by Borrower on December 20, 2000, in the original principal amount of $206,200,000.

“Telerate Screen” means the display designated as Page 3750 on the Reuters Monitor Money Rates Service (or such page as may replace such page for the purpose of displaying London Interbank offered rates of major banks, or, if discontinued, any replacement service designated by Administrative Agent).

“Total Debt” means, without duplication, Indebtedness of Borrower and its Significant Subsidiaries determined on a consolidated basis outstanding at the date of any determination thereof, but expressly excluding (a) Non-Recourse Indebtedness of Borrower and its subsidiaries, (b) junior subordinated debentures issued by Borrower and its subsidiaries; provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures, and (c) preferred stock of Borrower and its subsidiaries in an amount not to exceed 10% of Borrower’s Capitalization on such date.

“TPGC” has the meaning given in Recital A to the Credit Agreement.

“TPS” means TECO Power Services Corporation, a Florida corporation.

“TPS Guaranty” means the Guaranty of TPS, in substantially the form of Exhibit F to the Credit Agreement.

“Type” means the type of Loan, whether a Base Rate Loan or LIBOR Loan.

RULES OF INTERPRETATION

1. The singular includes the plural and the plural includes the singular.

2. “or” is not exclusive.

3. A reference to a Governmental Rule or Legal Requirement includes any amendment or modification to such Governmental Rule or Legal Requirement, and all regulations, rulings and other Governmental Rules or Legal Requirement promulgated under such Governmental Rule.

4. A reference to a Person includes its permitted successors and permitted assigns.

5. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6. The words “include,” “includes” and “including” are not limiting.

7. A reference in a document to an Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment is to the Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment of such document unless otherwise indicated. Exhibits, Schedules, Annexes, Appendices or Attachments to any document shall be deemed incorporated by reference in such document.

8. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

9. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10. References to “days” shall mean calendar days, unless the term “Banking Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11. The Credit Documents are the result of negotiations between, and have been reviewed by Borrower, Administrative Agent, each Lender and their respective counsel. Accordingly, the Credit Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, Administrative Agent or any Lender solely as a result of any such party having drafted or proposed the ambiguous provision.

EXHIBIT B

to Credit Agreement

FORM OF NOTE

$	New York, New York

                    , 200

For value received, the undersigned TECO ENERGY, INC., a Florida corporation (“Borrower”), promises to pay to                                  (“Lender”), or order, at the office of Bayerische Hypo- Und Vereinsbank, New York Branch, located at                              , Attn:                          , in lawful money of the United States of America and in immediately available funds, the principal amount of                                          AND 00/100 DOLLARS ($                 ), and all other amounts owed by Borrower to Lender hereunder and under the Credit Agreement referred to below.

This is one of the Notes referred to in the Credit Agreement, dated as of June 24, 2003 (as amended from time to time, the “Credit Agreement”), by and among Borrower, the financial institutions named therein (the “Lenders”) and Bayerische Hypo- Und Vereinsbank AG, New York Branch, as Administrative Agent for the Lenders (“Administrative Agent”), and is entitled to the benefits thereof and is subject to all terms, provisions and conditions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Credit Agreement.

The principal amount hereof is payable in accordance with the Credit Agreement, and such principal amount may be prepaid solely in accordance with the Credit Agreement.

Borrower further agrees to pay, in lawful money of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such unpaid and outstanding principal amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at the rates of interest and at the times set forth in the Credit Agreement and Borrower agrees to pay other fees and costs as stated in the Credit Agreement.

If any payment on this Note becomes due and payable on a date which is not a Banking Day, such payment shall be made on the first succeeding, or next preceding, Banking Day, in accordance with the terms of the Credit Agreement.

Upon the occurrence and during the continuation of any one or more Events of Default, all amounts then remaining unpaid on this Note may become or be declared to be immediately due and payable as provided in the Credit Agreement and other Credit Documents, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind, all of which are expressly waived by Borrower.

Borrower agrees to pay costs and expenses, including without limitation attorneys’ fees, as set forth in Section 8.4 of the Credit Agreement.

This Note has been executed and delivered in and shall be construed and interpreted in accordance with and governed by the laws of the State of New York, without reference to conflicts of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

TECO ENERGY, INC.

By:
Name:
Title:

EXHIBIT C-l

to Credit Agreement

FORM OF NOTICE OF BORROWING

(Delivered pursuant to Section 2.1.2

of the TECO Energy, Inc. Credit Agreement)

[Date]

Bayerische Hypo- Und Vereinsbank AG,

New York Branch,

as Administrative Agent for the Lenders

150 East 42nd Street

New York, NY 10017

Attention: Julia Posada

Fax: (212) 672-6102

Re:	TECO Energy, Inc.: Notice of Borrowing

Reference is hereby made to the Credit Agreement dated as of June 24, 2003 (as amended from time to time, the “Credit Agreement”), among TECO Energy, Inc., a Florida corporation (“Borrower”), the financial institutions named therein (the “Lenders”), and Bayerische Hypo- Und Vereinsbank AG, New York Branch, as Administrative Agent for the Lenders. All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein.

Pursuant to Section 2.1.2 of the Credit Agreement, Borrower hereby requests the following Loans as set forth below (select one):

☐ Borrowing of Base Rate Term Loan ☐ Borrowing of LIBOR Term Loan

1.	The proposed date of the Borrowing is , 2003, which date is a Banking Day no later than , 2003.

2.	The principal amount of the requested Loan is $ .

3.	If the Loan is a LIBOR Loan, Borrower hereby requests an initial Interest Period of month(s).

Borrower hereby certifies as follows:

(a) Each representation and warranty made in Article IV of the Credit Agreement is true and correct as of the date hereof and will be true and correct as of the proposed date of the Loan.

(b) There exists no Event of Default or Inchoate Default as of the date hereof and will exist no Event of Default or Inchoate Default as of the date of the Loan.

(c) The conditions precedent set forth in Section 3.2 of the Credit Agreement have been satisfied or will be satisfied on the date of the Loan, or have been waived in writing by Administrative Agent with, as applicable, the consent of the Lenders.

(d) The Loan requested herein complies with the terms of the Credit Agreement.

IN WITNESS WHEREOF, Borrower has executed this Notice of Borrowing on the date set forth above.

TECO ENERGY, INC.

By:
Name:
Title:

The undersigned acknowledges receipt of a copy of

this Notice of Borrowing:

BAYERISCHE HYPO- UND VEREINSBANK AG,

NEW YORK BRANCH,

as Administrative Agent for the Lenders

By:
Name:
Title:

Date:

EXHIBIT C-2

to Credit Agreement

FORM OF NOTICE OF CONVERSION OF LOAN TYPE

(Delivered pursuant to Section 2.3

of the TECO Energy, Inc. Credit Agreement)

[Date]

Bayerische Hypo- Und Vereinsbank AG,

New York Branch,

as Administrative Agent for the Lenders

150 East 42nd Street

New York, NY 10017

Attention: Julia Posada

Fax: (212) 672-6102

Re:	TECO Energy, Inc.: Notice of Conversion of Loan Type

Reference is hereby made to the Credit Agreement dated as of June 24, 2003 (as amended from time to time, the “Credit Agreement”), among TECO Energy, Inc., a Florida corporation (“Borrower”), the financial institutions named therein (the “Lenders”), and Bayerische Hypo- Und Vereinsbank AG, New York Branch, as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein.

Pursuant to Section 2.3 of the Credit Agreement, Borrower hereby requests conversion of the Loan as set forth below [include only those which are applicable]:

1.	The Base Rate Loans are to be converted to LIBOR Loans.

2.	The LIBOR Loans are to be converted to Base Rate Loans.

The effective date of the conversion shall be             ,             , which is a Banking Day and which shall be the first day after the last day of an Interest Period if converting from LIBOR Loans.

IN WITNESS WHEREOF, Borrower has executed this Notice of Conversion of Loan Type on the date set forth above.

TECO ENERGY, INC.

By:
Name:
Title:

The undersigned acknowledges receipt of a copy of

this Notice of Conversion of Loan Type:

BAYERISCHE HYPO- UND VEREINSBANK AG,

NEW YORK BRANCH,

as Administrative Agent for the Lenders

By:
Name:
Title:

Date:

EXHIBIT C-3

to Credit Agreement

FORM OF CONFIRMATION OF INTEREST PERIOD SELECTION

(Delivered pursuant to Section 2.2.4(b) of the

TECO Energy, Inc. Credit Agreement)

[Date]

Bayerische Hypo- Und Vereinsbank AG,

New York Branch,

as Administrative Agent for the Lenders

150 East 42nd Street

New York, NY 10017

Attention: Julia Posada

Fax: (212) 672-6102

Re:	TECO Energy, Inc. Credit Agreement: Confirmation of Interest Period Selection

This Confirmation of Interest Period Selection is delivered to you pursuant to Section 2.2.4(b) of the Credit Agreement dated as of June 24, 2003 (“Credit Agreement”), among TECO Energy, Inc., a Florida corporation (“Borrower”), the financial institutions named therein (the “Lenders”) and Bayerische Hypo- Und Vereinsbank AG, New York Branch, as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

This Confirmation of Interest Period Selection relates to $                    of the LIBOR Loans with an Interest Period ending on                 . This Confirmation of Interest Period Selection constitutes a confirmation that effective                      (which shall be the last day of an Interest Period), the requested Interest Period for                      of such LIBOR Loans shall be      month(s).

This notice shall be effective only if delivered to Administrative Agent as a Confirmation of Interest Period Selection made pursuant to Section 2.2.4(b) of the Credit Agreement.

The undersigned confirms and certifies to each Lender that as of the date of this Confirmation of Interest Period Selection, no Event of Default or Inchoate Default exists under the Credit Agreement.

IN WITNESS WHEREOF, Borrower has executed this Confirmation of Interest Period Selection on the date set forth above.

TECO ENERGY, INC.

By:
Name:
Title:

The undersigned acknowledges receipt of a copy of

this Notice of Conversion of Loan Type:

BAYERISCHE HYPO- UND VEREINSBANK AG,

NEW YORK BRANCH,

as Administrative Agent for the Lenders

By:
Name:
Title:

Date:

EXHIBIT D

to Credit Agreement

BORROWER’S CLOSING CERTIFICATE

Pursuant to Section 3.1.11 of the Credit Agreement (as defined below), the undersigned hereby certifies on this 24th day of June, 2003 to BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH, as administrative agent (“Administrative Agent”) for the Lenders under the Credit Agreement, dated as of June 24, 2003 (as amended from time to time, the “Credit Agreement”) among TECO Energy, Inc., a Florida corporation (“Borrower”), the financial institutions named therein (the “Lenders”) and Administrative Agent, that:

1. Each representation and warranty made in Article IV of the Credit Agreement is true and correct as of the Closing Date.

2. There exists no Event of Default or Inchoate Default as of the Closing Date.

3. The conditions precedent set forth in Section 3.1 of the Credit Agreement have been satisfied or have been waived in writing by Administrative Agent with, as applicable, the consent of the Lenders.

All capitalized terms used herein which are defined in the Credit Agreement shall have the meaning given to them in Exhibit A to the Credit Agreement.

IN WITNESS WHEREOF, Borrower has executed this Certificate on the date set forth above.

TECO ENERGY, INC.

By:
Name:
Title: